Exhibit 10.1

Execution Copy

LOAN AGREEMENT

Dated as of February 26, 2008

between

BGF INDUSTRIES, INC.

as Borrower,

and

NATIXIS,

as Administrative Agent, Sole Arranger and Lender

and

the other Lenders party hereto.

(i)

Table of Contents – Continued

(ii)

Table of Contents – Continued

(iii)

Exhibits/Schedules

Exhibits:

Exhibit A -	Form of Assignment and Assumption Agreement
Exhibit B -	Form of Certificate of Financial Condition
Exhibit C -	Form of Notice of Prepayments, Conversions and Continuations
Exhibit D -	Form of Performance Certificate
Exhibit E -	Form of Request for Advance
Exhibit F -	Form of Request for Issuance of Letter of Credit
Exhibit G -	Form of Revolving Loan Note
Exhibit H-A	- Form of Term Loan A Note
Exhibit H-B	- Form of Term Loan B Note
Exhibit I -	Form of Borrower’s Loan Certificate

Schedules:

Schedule A	Holders of Ownership Interests of the French Parent
Schedule 1	Commitment Ratios
Schedule 2	Liens
Schedule 3	Corporate Information of the Borrower and its Subsidiaries
Schedule 4	Real Estate
Schedule 5	Litigation
Schedule 6	Agreements with Affiliates
Schedule 7	Indebtedness
Schedule 8	Trademarks, Patents, Copyrights
Schedule 9	Environmental Disclosure
Schedule 10	Addresses for Notices
Schedule 11	Subsidiaries
Schedule 12	Permitted Payments and Purchases

(iv)

LOAN AGREEMENT

THIS LOAN AGREEMENT is entered into as of this 26th day of February, 2008 by and among BGF INDUSTRIES, INC., a Delaware corporation (the “Borrower”), THE LENDERS PARTY HERETO (the “Lenders”) and NATIXIS, a bank organized under the laws of France and acting through its New York office, as administrative agent (the “Administrative Agent”) for itself and on behalf of the Lenders.

WITNESSETH

WHEREAS, the Borrower has requested that the Lenders make available to the Borrower certain credit facilities and financial accommodations as more fully described herein; and;

WHEREAS, the Lenders are willing to extend such financing to the Borrower subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by the parties hereto, it is hereby agreed as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. For the purposes of this Agreement:

“Acquisition” shall mean (whether by purchase, lease, exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method) (a) any acquisition by the Borrower or any Subsidiary of the Borrower of any other Person, which Person shall then become consolidated with the Borrower or any such Subsidiary in accordance with GAAP; or (b) any acquisition by the Borrower or any Subsidiary of the Borrower of all or any substantial part of the assets of any other Person.

“Administrative Agent” shall mean NATIXIS, in its capacity as Administrative Agent for the Lenders or any successor Administrative Agent appointed pursuant to Section 9.12 hereof.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 1251 Avenue of the Americas, 34th Floor, New York, NY 10020, or such other office as may be designated pursuant to the provisions of Section 11.1 hereof.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” shall mean amounts advanced by the Lenders to the Borrower pursuant to Article 2 hereof on the occasion of any borrowing and having the same Interest Rate Basis and Interest Period; and “Advances” shall mean more than one Advance.

“Adjustment Date” shall have the definition set forth in Section 2.4(a) hereof.

“Affected Lender” shall have the definition set forth in Section 10.5 hereof.

“Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person. Without limiting the generality of the foregoing, a Person shall be deemed to be “controlled” by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or equivalent governing body of such Person.

“Agreement” shall mean this Loan Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Agreement Date” shall mean February 26, 2008.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limiting the foregoing, zoning ordinances and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean the interest rate margin applicable to Base Rate Advances and LIBOR Advances, as the case may be, in each case determined in accordance with Section 2.3(f) hereof.

“Approved Fund” shall mean, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment and Assumption Agreement” shall mean any Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto pursuant to which any Lender, as further provided in Section 11.5 hereof, sells any part of its portion of the Revolving Loan Commitment, the Term Loan A Commitment, the Term Loan B Commitment and/or Loans.

“Authorized Signatory” shall mean the chief financial officer, president, the chief executive officer, the chief operating officer, or a similar position, if any, of a Person which officer shall be duly authorized and designated in writing from time to time by such Person to execute documents, agreements and instruments on behalf of such Person.

“Available Letter of Credit Commitment” shall mean, at any time, the lesser of (a) (i) Letter of Credit Commitment minus (ii) all Letter of Credit Obligations then outstanding and (b) the Available Revolving Loan Commitment then in effect.

“Available Revolving Loan Commitment” shall mean, as of any date, the difference between (a) the Revolving Loan Commitment in effect on such date and (b) the sum of (i) the Revolving Loans then outstanding and (ii) the Letter of Credit Obligations then outstanding.

“Base Rate” shall mean, at any time, a fluctuating interest rate per annum equal to the higher of (a) the rate of interest quoted from time to time by the Administrative Agent as its “prime rate” or “base rate” or (b) the Federal Funds Rate plus one-half of one percent (0.50%). The Base Rate is not necessarily the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit.

“Base Rate Advance” shall mean an Advance which the Borrower requests to be made as a Base Rate Advance or is Converted to a Base Rate Advance, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $1,000,000, and in an integral multiple of $100,000.

“Base Rate Basis” shall mean a simple interest rate equal to the sum of (a) the Base Rate and (b) the Applicable Margin applicable to Base Rate Advances. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change, and shall also be adjusted to reflect changes of the Applicable Margin applicable to Base Rate Advances as of the effective date of any such change in the Applicable Margin.

“Bonds” shall mean the Borrower’s 10 1/4% Senior Subordinated Notes Due 2009 issued by the Borrower.

“Borrower” shall mean BGF Industries, Inc., a Delaware corporation.

“Borrower Pledge Agreement” shall mean a Borrower Pledge Agreement between the Borrower and the Administrative Agent for the benefit of itself and the Lenders, substantially in form and substance satisfactory to the Administrative Agent, as may be executed and supplemented from time to time pursuant to Section 5.12 hereof.

“Borrower Security Agreement” shall mean that certain Borrower Security Agreement dated as of the date hereof between the Borrower and the Administrative Agent.

“Business Day” shall mean a day (a) in which banks are open for the transaction of business required for this Agreement in New York, New York, and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a Continuation or Conversion of or into, or an Interest Period for, a LIBOR Advance or a notice by the Borrower with respect to any such borrowing, repayment, prepayment, Continuation, Conversion or Interest Period, that day is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

“Capital Expenditures” shall mean, for any period, expenditures (including the aggregate amount of Capitalized Lease Obligations required to be paid during such period) made by any Person to acquire or construct fixed assets, plant and equipment (including renewals, improvements, replacements, and Maintenance Capital Expenditures) during such period, which would be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease (or other similar arrangement) which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Equivalents” shall mean investments in (a) certificates of deposit and other interest bearing deposits or accounts (including, without limitation, money market accounts) with United States commercial banks (including, without limitation, United States branches of foreign banks) having, or whose parent corporation has, a combined capital and surplus of at least $500,000,000, which mature within one (1) year from the date of investment; (b) obligations issued or unconditionally guaranteed by the United States government, or issued by an agency thereof and backed by the full faith and credit of the United States government or with the highest rating obtainable from S&P or Moody’s on the date of the investment, which obligations mature within one (1) year from the date of investment; (c) direct obligations issued by any United States state or political subdivision thereof, which mature within one (1) year from the date of investment and have the highest rating obtainable from S&P or Moody’s on the date of investment; (d) commercial paper having a rating of at least A-2 from S&P or at least P-2 from Moody’s on the date of investment, (e) Investment in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (d) above, and (f) repurchase obligations for underlying securities of the types and with the maturities described above.

“Certificate of Financial Condition” shall mean a certificate dated as of the Agreement Date, substantially in the form of Exhibit B attached hereto, signed by a duly Authorized Signatory of the Borrower, together with any schedules, exhibits or annexes appended thereto.

“Change of Control” shall mean (a) the failure of all voting rights and economic interests with respect to all Ownership Interests of the Borrower to be pledged to the Lenders, (b) the failure of US Parent to collectively own, directly or indirectly, at least 80% of the voting rights and economic interests (on a fully diluted basis) with respect to all Ownership Interests of the Borrower owned beneficially by US Parent, (c) the failure of the individuals set forth on Schedule A to own, directly or indirectly, at least 50.1% of the voting and economic interests (on a fully diluted basis) with respect to all Ownership Interests of the French Parent owned beneficially by the individuals set forth on Schedule A without the prior written consent of the Administrative Agent, or (d) (i) Philippe Porcher ceases to be employed by Borrower in a capacity whereby he participates in the material strategic decisions of the Borrower and (ii) a replacement executive satisfactory to the Administrative Agent, is not named by the Borrower within one hundred eighty (180) days of such change.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean any property of any kind constituting collateral for the Obligations.

“Commercial Letter of Credit” shall mean a documentary letter of credit issued in respect of the purchase of goods or services by the Borrower or any Subsidiary by the Issuing Bank in accordance with the terms of this Agreement.

“Commitments” shall mean, collectively, the Revolving Loan Commitment, the Term Loan A Commitment and the Term Loan B Commitment; and “Commitment” shall mean any one of the foregoing Commitments.

“Commitment Ratio” shall mean, with respect to any Lender for any Commitment, the percentage equivalent of the ratio which such Lender’s portion of such Commitment bears to the aggregate amount of such Commitment (as each may be adjusted from time to time as provided herein); and “Commitment Ratios” shall mean, with respect to any Commitment, the Commitment Ratios of all of the Lenders with respect to such Commitment. As of the Agreement Date, the Commitment Ratios of the Lenders party to this Agreement are as set forth on Schedule 1 attached hereto.

“Continue”, “Continuation” and “Continued” shall mean the continuation pursuant to Article 2 hereof of a LIBOR Advance as a LIBOR Advance from one Interest Period to a different Interest Period.

“Convert”, “Conversion” and “Converted” shall mean a conversion pursuant to Article 2 hereof of a LIBOR Advance into a Base Rate Advance or of a Base Rate Advance into a LIBOR Advance, as applicable.

“Credit Parties” shall mean, collectively, the Borrower and the Guarantors; and “Credit Party” shall mean any of the Credit Parties individually.

“Current Assets” means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.

“Current Liabilities” means, at any date of determination, all liabilities of any Person which would, in accordance with GAAP, be classified as current liabilities on a balance sheet, excluding, in any event, any Indebtedness, whether secured or unsecured, payable on demand or maturing not more than one year after such date.

“Default” shall mean any Event of Default, and any of the events specified in Section 8.1 hereof, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event an Event of Default.

“Defaulting Lender” shall have the meaning ascribed thereto in Section 2.2(e)(iv) hereof.

“Default Rate” shall mean a simple per annum interest rate equal to the sum of (a) the applicable Interest Rate Basis, plus (b) two percent (2%).

“EBITDA” shall mean, with respect to the Borrower and its Subsidiaries, on a consolidated basis, the sum of (a) Net Income for any period (after eliminating any extraordinary gains and losses); plus (b) to the extent deducted in determining such Net Income, the sum of the following for such period, without duplication (i) depreciation and amortization, (ii) Interest Expense, (iii) federal, state and local income cash taxes paid or payable, (iv) all other non-cash charges (excluding exceptional write offs on accounts receivable in excess of $1,000,000), (v) all non-recurring charges (vi) all fees, expenses and charges related to the financing (and refinancing) contemplated by this Agreement (including, without limitation, redemption of the Bonds), (vii) Tax Distributions paid, (viii) any aggregate net loss during such period arising from the sale, exchange or other disposition of assets by Borrower, including real estate sale transactions, and (ix) losses from discontinued operations or changes in accounting principles, and minus (c) the sum of (i) any aggregate net gain during such period arising from the sale, exchange or other disposition of assets by Borrower, including real estate sale transactions, and (ii) all other non-cash gains that have been added in determining Net Income, in each case to the extent included in the calculation of Net Income of Borrower for such period in accordance with GAAP, but without duplication. For purposes of determining the covenants set forth in Sections 7.8 or 7.9 hereof, if the Borrower or any of its Subsidiaries makes an Acquisition or disposes of all or substantially all of the assets of the Borrower or its Subsidiaries during a fiscal period, “EBITDA” for that period shall be determined as if the Acquisition or disposition had occurred on the first day of such fiscal period, and the operating results of any acquired Person for that fiscal period shall be determined by reference to financial information prepared by the prior owners thereof, subject to such adjustments as the Administrative Agent may approve; provided, however, that no material adjustments may be made without consent of the Required Lenders. For purposes of this definition, the following items shall be excluded in determining Net Income of the Borrower and its Subsidiaries: (1) except as provided above, the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) except as provided above, in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Credit Parties or their Affiliates (other than Term Loan B Lender).

“Employee Pension Plan” shall mean any Plan which is (a) maintained by the Borrower or any of its Subsidiaries or any ERISA Affiliates and (b) is subject to Part 3 of Title 1 of ERISA.

“Environmental Laws” shall mean, collectively, all applicable federal, state or local laws, statutes, rules, regulations or ordinances, codes, common law, consent agreements, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to public health, safety or the pollution or protection of the environment, including, without limitation, those relating to releases, discharges, emissions, spills, leaching, or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited, or regulated substances, including, without limitation, any such provisions under the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations issued thereunder, all as the same may be in effect from time to time.

“ERISA Affiliate” shall mean any Person, including, without limitation, any Subsidiary or Affiliate of the Borrower, that is a member of any group of organizations (within the meaning of Code Sections 414(b), (c), (m) or (o)) of which the Borrower is a member.

“Event of Default” shall mean any of the events specified in Section 8.1 hereof; provided that any requirement for notice or lapse of time, or both, has been satisfied.

“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis, as of the end of any fiscal year of the Borrower based on the audited financial statements provided under Section 6.2 hereof for such fiscal year, the excess, if any, of (a) EBITDA for such fiscal year increased for decreases (and decreased for increases) in Working Capital not including cash from the beginning to the end of the applicable fiscal year minus (b) without duplication, (i) the amount of all scheduled principal payments and voluntary payments made for such fiscal year with respect to the Loans, (ii) Capital Expenditures made during such fiscal year, (iii) cash taxes paid or payable with respect to such fiscal year, (iv) an amount equal to the amount of Capital Expenditures permitted to be carried forward pursuant to Section 7.10, (v) the amount of Restricted Payments made pursuant to Section 7.7, and (vi) Interest Expense for such fiscal year.

“Excluded Taxes” shall mean, with respect to the Administrative Agent or any Lender, (a) income or franchise Taxes imposed on (or measured by) its net income, gross receipts or assets by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any governmental authority of or in any of the foregoing (including, without limitation, minimum Taxes and Taxes computed under alternative methods, the principal one of which is based on or measured by net income), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located or the Administrative Agent or a Lender, as applicable, is organized or any governmental authority of or in any of the foregoing, (c) in the case of a Lender that is not organized under the laws of the United States, any State thereof or the District of Columbia (a “Foreign Lender”), any withholding Tax that is in effect and would apply to a payment to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office other than any such description required hereunder by Sections 2.12, 2.13 and 10.3 hereof), (d) any Taxes to the extent imposed by reason of a Lender or the Administrative Agent, as applicable, engaging in activities in the jurisdiction imposing the Tax that are unrelated to the transactions contemplated hereby and (e) any Tax that would not have been imposed but for the failure of a Lender or the Administrative Agent, as applicable, to the extent it may lawfully do so to comply with the certification requirements described in Section 2.13.

“Federal Funds Rate” shall mean, as of any date, the weighted average of the rates on overnight federal funds transactions with the members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent.

“Fixed Rate Basis” shall mean a fixed rate of interest equal to five and one half percent (5.5%).

“French Parent” shall mean Porcher Industries SA, a société anonyme organized under the laws of France.

“GAAP” shall mean, as in effect from time to time, generally accepted accounting principles in the United States, consistently applied.

“Government Entity” shall mean any federal, state or local governmental agency or entity.

“Guarantors” shall mean the US Parent, Glass Holdings, LLC, a limited liability company organized under the laws of the State of Delaware, and BGF Services, Inc., a corporation organized under the laws of the State of Delaware and each of the Borrower’s domestic Subsidiaries and each other Person, if any, that executes a guaranty or other similar agreement in favor of Administrative Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by this Agreement and the other Loan Documents.

“Guarantor Pledge Agreement” shall mean any Pledge Agreement made by each of the Guarantors, on the one hand, in favor of the Administrative Agent, on the other hand, or any supplement thereto or confirmation thereof, in form and substance satisfactory to the Administrative Agent.

“Guarantor Security Agreement” shall mean any Security Agreement between each of the Guarantors, and the Administrative Agent, on the other hand, or any supplement thereto or confirmation thereof, in form and substance satisfactory to the Administrative Agent.

“Guaranty” or “Guaranties” shall mean any guaranty executed by any Guarantor in favor of Administrative Agent and Lenders in respect of the Obligations, or any supplement thereto or confirmation thereof, in form and substance satisfactory to the Administrative Agent.

“guaranty” or “guaranteed,” as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of all or any part of such obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of capital call requirements.

“Indebtedness” of any Person means, without duplication, (a) all Indebtedness for Money Borrowed of such Person, (b) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (c) all Indebtedness for Money Borrowed of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, but, with respect to such Indebtedness that is non-recourse, only to the extent of the lesser of the amount of such Indebtedness or the fair market value of the property at the time of determination that is encumbered by such Lien, (d) all Guarantees by such Person of Indebtedness for Money Borrowed of others, (e) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (f) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (g) all obligations, determined on a marked-to-market basis on the calculation date, of such Person under Interest Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Money Borrowed” shall mean, with respect to any Person, indebtedness for money borrowed and indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, all Indebtedness upon which interest charges are customarily paid, the principal component of all Capitalized Lease Obligations, all reimbursement obligations with respect to outstanding letters of credit, all Indebtedness issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed, and, without duplication, Guaranties of any of the foregoing. For purposes of this definition, interest which is accrued but not paid on the scheduled due date for such interest shall be deemed Indebtedness for Money Borrowed.

“Indemnitee” shall have the meaning ascribed thereto in Section 5.11 hereof.

“Interest Expense” shall mean, for any period, all cash interest paid (including imputed interest with respect to Capitalized Lease Obligations) with respect to the Indebtedness for Money Borrowed of the Borrower and its Subsidiaries on a consolidated basis during such period pursuant to the terms of such Indebtedness for Money Borrowed, together with all fees required to be accounted for as an interest expense in accordance with GAAP paid in respect of such Indebtedness for Money Borrowed during such period (including commitment fees paid with respect to the Obligations, but specifically excluding fees paid during previous periods but amortized during the current period in accordance with GAAP), calculated in accordance with GAAP.

“Interest Hedge Agreements” shall mean the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Period” shall mean (a) in connection with any Base Rate Advance, the period beginning on the date such Advance is made or the date on which such Base Rate Advance is Converted from a LIBOR Advance to a Base Rate Advance and ending on the earlier of the last Business Day of the calendar quarter in which such Advance is made or the date on which such Base Rate Advance is Converted to a LIBOR Advance; provided, however, that if a Base Rate Advance is made or a LIBOR Advance is Converted to a Base Rate Advance on the last Business Day of any calendar quarter, it shall have an Interest Period ending on, and its Payment Date shall be, the last Business Day of the following calendar quarter, (b) in connection with any LIBOR Advance, the term of such Advance selected by the Borrower or otherwise determined in accordance with this Agreement, and (c) in connection with a Term Loan B Advance, the last Business Day of each calendar quarter beginning on the last Business Day of the calendar quarter in which such Term Loan B Advance is made; provided, however, that if a Term Loan B Advance is made on the last Business Day of any calendar quarter, it shall have an Interest Period ending on, and its Payment Date shall be, the last Business Day of the following calendar quarter. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless, with respect to LIBOR Advances only, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period, with respect to LIBOR Advances only, which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) the Borrower shall not select an Interest Period which extends beyond the Revolving Loan Maturity Date with respect to any LIBOR Advance made under the Revolving Loan Commitment, or Term Loan A Maturity Date with respect to any LIBOR Advance made under the Term Loan A Commitment, as applicable, or such earlier date as would interfere with the Borrower’s repayment obligations under Section 2.7 hereof. Interest shall be due and payable with respect to any Advance as provided in Section 2.3 hereof.

“Interest Rate Basis” shall mean the Base Rate Basis, the LIBOR Basis, or the Fixed Rate Basis, as appropriate.

“Investment” shall mean, with respect to the Borrower or any of its Subsidiaries, any loan, advance or extension of credit (other than to customers in the ordinary course of business) by such Person to, or any guaranty or other contingent liability with respect to the Ownership Interests, indebtedness or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any interest in any Ownership Interests, limited partnership interests, general partnership interest, or other securities of such other Person, other than an Acquisition.

“Issuing Bank” shall mean NATIXIS, as issuer of the Letters of Credit, and its successors and assigns hereunder, in such capacity.

“known to the Borrower” or “to the knowledge of the Borrower” or “to the Borrower’s knowledge” shall mean known by or, after the exercise of a reasonable duty of inquiry, should have been known by the executive officers of the Borrower (which shall include, without limitation, the chief executive officer and the chief operating officer). The Administrative Agent, the Lenders and the Issuing Bank acknowledge that the chief executive officer and the chief operating officer are not identified for the purpose of imposing personal liability under this Agreement, absent fraud or intentional or willful misrepresentation by such Person.

“Lenders” shall mean the Persons whose names appear as “Lenders” on the signature pages hereof and their permitted successors and assigns; and “Lender” shall mean any one of the foregoing Lenders. For the purposes of the Security Documents, “Lenders” shall include other holders of Obligations hereunder.

“Letter of Credit Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit hereunder in an aggregate amount up to $2,500,000.

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) an amount equal to the aggregate undrawn and unexpired amount (including the amount to which any such Letter of Credit can be reinstated pursuant to the terms hereof) of the then outstanding Letters of Credit and (b) an amount equal to the aggregate drawn, but unreimbursed, drawings on any Letters of Credit.

“Letter of Credit Reserve Account” shall mean any account established by the Administrative Agent for the benefit of the Issuing Bank, under Sections 2.7(b), 8.2(a) or 8.2(b) hereof.

“Letters of Credit” shall mean, collectively, each Standby Letter of Credit or Commercial Letter of Credit issued by the Issuing Bank on behalf of the Borrower or any Subsidiaries in accordance with the terms hereof.

“Leverage Ratio” shall mean, as of any date, the ratio of (a) Total Debt outstanding on such date (after giving effect to Advances and repayments of Indebtedness made since the last day of the most recently completed fiscal quarter) to (b) EBITDA for the 12-month period then ended.

“LIBOR” shall mean, for any Interest Period, the average of the interest rates per annum equal to the offered rate for deposits in United States Dollars for an amount approximately equal to the principal amount of, and for a length of time approximately equal to, the Interest Period for, the LIBOR Advance sought by the Borrower, which rate appears on the Reuters Screen LIBOR01 (or such other page as may replace that page in that service) at approximately 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period; provided that (a) if more than one such offered rate appears on the Reuters Screen LIBOR01, LIBOR shall be the arithmetic average (rounded upward to the nearest one-hundredth (1/100) of one percent (1%)) of such offered rates, or (b) if the Reuters Screen LIBOR01 is not available, LIBOR shall be the average of the interest rates per annum at which deposits in United States Dollars are offered to the Administrative Agent (or an affiliate thereof) by two (2) leading banks (rounded upward to the nearest one-hundredth (1/100) of one percent (1%)) in the London LIBOR interbank borrowing market at approximately 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period, in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the LIBOR Advance sought by the Borrower.

“LIBOR Advance” shall mean an Advance which the Borrower requests to be made as a LIBOR Advance or which is reborrowed as a LIBOR Advance, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $500,000 and in integral multiples of $100,000.

“LIBOR Basis” shall mean a simple per annum interest rate (rounded upward, if necessary, to the nearest one-hundredth (1/100th) of one percent) equal to the sum of (a) the quotient of (i) the LIBOR divided by (ii) one minus the LIBOR Reserve Percentage, if any, stated as a decimal, plus (b) the Applicable Margin. The LIBOR Basis shall apply to Interest Periods of one (1), two (2), three (3), six (6) months, or twelve (12) months (as provided below), and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the LIBOR Reserve Percentage and the Applicable Margin as adjusted pursuant to Section 2.3(f) hereof. The LIBOR Basis for any LIBOR Advance shall be adjusted as of the effective date of any change in the LIBOR Reserve Percentage and the Applicable Margin. The Borrower may not elect an Interest Period in excess of six (6) months unless the Administrative Agent has notified the Borrower that each of the Lenders (in such Lender’s discretion) has funds available to it for such Lender’s portion of the proposed Advance which are not required for other purposes and that such funds are available to each Lender at a rate (exclusive of reserves and other adjustments) at or below the LIBOR for such Advance and Interest Period.

“LIBOR Reserve Percentage” shall mean the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Lender has any such Eurocurrency Liabilities subject to such reserve requirement at that time.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge or other agreement not to pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property, whether created by statute, contract, the common law or otherwise, and whether or not choate, vested or perfected.

“Loan Documents” shall mean this Agreement, the Notes, the Security Documents, all fee letters, all Requests for Advance, all Requests for Issuance of Letter of Credit, all Letters of Credit, all Notices of Conversions, Continuations or Prepayments, all Secured Hedge Agreements, and all other documents and agreements executed or delivered by any Guarantor, the Borrower or its Subsidiaries in connection with or contemplated by this Agreement.

“Loans” shall mean, collectively, the Revolving Loans, Term Loan A and Term Loan B.

“Maintenance Capital Expenditures” shall mean, for any period, expenditures incurred by any Person to repair or maintain fixed assets, plant and equipment during such period, which would be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Materially Adverse Effect” shall mean any material adverse effect upon any of the following (a) the business, assets, liabilities, financial condition, results of operations or properties of the US Parent and its Subsidiaries on a consolidated basis, taken as a whole, or (b) the binding nature, validity, or enforceability of this Agreement and the other Loan Documents, or (c) the ability of the Borrower and its Subsidiaries to perform the payment obligations or other material obligations under this Agreement or any other Loan Document or (d) the value of the Collateral or upon the rights, benefits or interests of the Lenders in and to the Loans or the rights of the Administrative Agent and the Lenders in the Collateral; in each case, whether resulting from any single act, omission, situation, status, event or undertaking, or taken together with other such acts, omissions, situations, statuses, events or undertakings.

“Maturity Date” shall mean (a) the Revolving Loan Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date, as appropriate, or (b) such earlier date as payment of the Obligations shall be due (whether by acceleration, reduction of the Commitments to zero, or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc., a Delaware corporation and its successors.

“Mortgages” shall mean mortgages, deeds to secure, deeds of trust or other security documents or instruments of a similar nature which create a lien or security interest from time to time in or to or covering the real property interests of the Borrower and its Subsidiaries.

“Multiemployer Plan” shall mean a multiemployer pension plan as defined in Section 3(37) of ERISA to which the Borrower, any of its Subsidiaries or any ERISA Affiliate is or has been required to contribute.

“Necessary Authorizations” shall mean all material approvals and licenses from, and all material filings and registrations with, any governmental or other regulatory authority required for the execution, delivery and performance of the Loan Documents by the Borrower and its Subsidiaries and for the conduct of the Borrower’s and its Subsidiaries business.

“Net Income” shall mean, for the Borrower and its Subsidiaries on a consolidated basis, for any period, net income determined in accordance with GAAP.

“Net Proceeds (Asset Sales)” shall mean, with respect to any sale or other disposition of assets (including as a result of condemnation, eminent domain and lost or damaged assets) by the Borrower or any Subsidiary of the Borrower, the difference between (a) the aggregate amount of cash or Cash Equivalents received (including proceeds of insurance paid with respect to lost or damaged assets, awards arising from condemnation of assets or taking by eminent domain and including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness for Money Borrowed or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, and (b) the sum of (i) all legal, title and recording tax expenses, commissions and other reasonable fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such asset sale or other disposition, (ii) all payments made by such Person or its Subsidiaries on any Indebtedness for Money Borrowed which is secured by the assets subject to such asset sale or other disposition in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such asset sale or other disposition or by Applicable Law, be repaid out of the proceeds from such asset sale or other disposition, (iii) to the extent that the Net Proceeds would create any Tax Distributions in connection with such asset sale in the taxable year in which such sale is consummated or in the immediately succeeding taxable year, the amount of such Tax Distributions and (vi) a reasonable reserve for the after-tax costs of any indemnification payments (fixed or contingent) attributable to the seller’s indemnities to the purchaser undertaken by the Borrower or any of its Subsidiaries in connection with such asset sale or other disposition.

“Net Proceeds (Equity & Indebtedness)” shall mean with respect to any sale or issuance of (a) Ownership Interests, or (b) Indebtedness for Money Borrowed not otherwise permitted under Section 7.1(a), (b), (c), (d), (e), (f) and (g) hereof (and refinancings, extensions, substitutions and replacements thereof to the extent permitted under Section 7.1(h) hereof) of the difference between (i) the aggregate amount of cash or Cash Equivalents received in connection with the sale or issuance of such Ownership Interests or Indebtedness, and (ii) the aggregate amount of any reasonable and customary transaction costs incurred in connection therewith, including, without limitation, all fees and expenses of attorneys, accountants and other consultants, all underwriting or placement agent fees, and fees and expenses of any trustee, registrar or transfer agent.

“Notes” shall mean, collectively, the Revolving Loan Notes, the Term Loan A Notes, and the Term Loan B Note.

“Notice of Conversions and Continuations” shall mean a certificate designated as a “Notice of Conversions and Continuations,” signed by an Authorized Signatory of the Borrower requesting the Continuation or Conversion of an Advance hereunder, or notifying the Administrative Agent of the intent of the Borrower to prepay any Advance or reduce the Revolving Loan Commitment, the Term Loan A Commitment or the Term Loan B Commitment, which certificate shall be in substantially the form of Exhibit C attached hereto, and shall, among other things, (i) specify the date of such Continuation, Conversion, prepayment of the Advance or reduction of the Revolving Loan Commitment, the Term Loan A Commitment or the Term Loan B Commitment, which shall be a Business Day, the amount of the Advance to be Converted, Continued or prepaid or the commitment reduction, whether the Advance is a LIBOR Advance or a Base Rate Advance, and, with respect to LIBOR Advances, the Interest Period of such LIBOR Advance to be Continued, Converted or prepaid by the Borrower, (ii) state that there shall not exist, on the date of the requested Continuation of a LIBOR Advance or Conversion to a LIBOR Advance and after giving effect thereto, a Default and (iii) reaffirm the representations and warranties set forth in Section 4.1 hereof on the date of such requested Continuation of a LIBOR Advance or Conversion to a LIBOR Advance and after giving effect thereto.

“Obligations” shall mean all payment and performance obligations of every kind, nature and description of each Guarantor, the Borrower, its Subsidiaries, and any other obligors to the Lenders, the Issuing Bank, or the Administrative Agent, or any of them, under this Agreement and the other Loan Documents (including, without limitation, any interest, fees and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action with respect to the Borrower or any of its Subsidiaries, whether or not such claim is allowed in such bankruptcy action) and including any liabilities and obligation owed with respect to a Secured Hedge Agreement (as such agreement may be amended from time to time) or as a result of making the Loans, whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising.

“Ownership Interests “ shall mean, as applied to any Person, corporate stock and any and all securities, shares, partnership interests (whether general, limited, special or other), limited liability company interests, membership interests, equity interests, participations, rights or other equivalents (however designated and of any character) of corporate stock of such Person or any of the foregoing issued by such Person (whether a corporation, a partnership, a limited liability company or another entity) and includes, without limitation, securities convertible into Ownership Interests and rights, warrants or options to acquire Ownership Interests.

“Participant” shall have the meaning assigned to such term in clause (d) of Section 11.5.

“Payment Date” shall mean the last day of any Interest Period.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Performance Certificate” shall mean a certificate, substantially in the form of Exhibit D attached hereto, together with any schedules, exhibits or annexes attached thereto delivered pursuant to Section 6.3 hereof.

“Permitted Liens” shall mean, as applied to any Person:

(a) any Lien in favor of the Administrative Agent or any Lender given to secure the Obligations;

(b) (i) Liens on real estate or other property for taxes, assessments, governmental charges or levies not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies or claims the non-payment of which is being contested in good faith by appropriate proceedings, so long as the aggregate amount of Liens referred to in this clause (b) for which there are not adequate reserves set aside or which are not fully bonded does not exceed $500,000, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto and shall remain unstayed thirty (30) days after the commencement of any such proceeding;

(c) Liens of banks (including right of set-off), carriers, warehousemen, landlords, mechanics, vendors, laborers and materialmen (solely to the extent arising by operation of law) incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, so long as the aggregate amount of Liens referred to in this clause (c) for which there are not adequate reserves set aside or which are not fully bonded does not exceed $500,000;

(d) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than sixty (60) days;

(e) easements, rights-of-way, zoning restrictions, licenses, reservations or restrictions on use and other similar encumbrances on the use of real property which do not materially interfere with the ordinary conduct of the business of such Person;

(f) Liens in respect of Capitalized Lease Obligations or purchase money Indebtedness permitted pursuant to Section 7.1 hereof and true leases of the Borrower or any of its Subsidiaries;

(g) Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids, government contracts, trade contracts, return-of money bonds, tenders or other similar obligations;

(h) judgment Liens which do not result in an Event of Default under Section 8.1(h) hereof;

(i) Liens in existence on the Agreement Date and disclosed on Schedule 2 attached hereto or on a title report delivered to the Administrative Agent in connection with the delivery of any Mortgages;

(j) Liens arising from precautionary UCC financing statement filings regarding operating leases;

(k) Any interest or title of a lessor, sublessor, licensee or licensor under any lease, sublease or license agreement otherwise permitted hereby;

(l) Any interests of any mortgagees of any landlord with respect to leased Real Estate of the Borrower and its Subsidiaries;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower or such Subsidiary;

(o) Liens securing Secured Hedge Agreements; and

(p) Any Lien securing the replacement, extension or renewal of Indebtedness to the extent permitted under Section 7.1 hereof, secured by Liens permitted by clauses (f) and (i) of this definition upon or in the same property theretofore subject thereto.

“Person” shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, an unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA or any other employee benefit plan maintained for employees of any Person or any affiliate of such Person.

“Real Estate” shall have that meaning ascribed thereto in Section 4.1(h) hereof.

“Reportable Event” shall mean, with respect to any Employee Pension Plan, an event described in Section 4043(b) of ERISA.

“Request for Advance” shall mean a certificate designated as a “Request for Advance,” signed by an Authorized Signatory of the Borrower requesting an Advance hereunder, which shall be in substantially the form of Exhibit E attached hereto, and shall, among other things, (a) specify the date of the Advance, which shall be a Business Day, the amount of the Advance, the Interest Rate Basis for the Advance (LIBOR or Base Rate), and, with respect to LIBOR Advances, the Interest Period selected by the Borrower, (b) state that there shall not exist, on the date of the requested Advance and after giving effect thereto, a Default, (c) state the Applicable Margin then in effect, (d) reaffirm the representations and warranties set forth in Section 4.1 hereof as of the date of such requested Advance and after giving effect thereto to the extent required by Section 3.2(a) and (e) state the purpose(s) for which such proceeds shall be utilized.

“Request for Issuance of Letter of Credit” shall mean any certificate signed by an Authorized Signatory of the Borrower requesting that the Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit F attached hereto and shall, among other things, specify (a) that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (b) the stated amount of the Letter of Credit, (c) the effective date for the issuance of the Letter of Credit (which shall be a Business Day), (d) the date on which the Letter of Credit is to expire (which shall be a Business Day), (e) the Person for whose benefit such Letter of Credit is to be issued and (f) other relevant terms of such Letter of Credit.

“Required Lenders” shall mean Lenders the total of whose (a) unfunded portion of the Revolving Loan Commitment and the Term Loan A Commitment plus (b) outstanding Revolver Loans and Term Loan A Loans exceeds sixty-six and two thirds percent (66 2/3%) of the sum of (i) the aggregate unfunded amount of the Revolving Loan Commitment and the Term Loan A Commitment plus (ii) the aggregate amount of the Revolver Loans and

Term Loan A Loans then outstanding, in each case held by all Lenders entitled to vote hereunder.

“Restricted Payment” shall mean (a) any direct or indirect distribution, dividend or other payment to any Person (other than to the Borrower or any Subsidiary of the Borrower) on account of any Ownership Interests in or other securities of, the Borrower or any of its Subsidiaries (other than (i) Tax Distributions, (ii) dividends payable solely in stock of or other Ownership Interests in such Person and stock splits, or (iii) any payment on the Notes or any Loan Document), including, without limitation, any direct or indirect distribution, dividend or other payment to any Person (other than to the Borrower or any Subsidiary of the Borrower) on account of any warrants or other rights or options to acquire Ownership Interests of the Borrower or any of its Subsidiaries, (b) any payment of principal of, or interest on, or payment into a sinking fund for the retirement of, or any defeasance of subordinated debt, (c) any management, consulting or similar fees, or any interest thereon, payable by the Borrower or any of its Subsidiaries to any of their respective Affiliates (other than such fees and interest payable to the Borrower or any of its Subsidiaries) or (d) any optional redemption of any preferred Ownership Interests.

“Restricted Purchase” shall mean any payment (including, without limitation, any sinking fund payment, prepayment or installment payment) on account of the purchase, redemption, defeasance or other acquisition or retirement of any Ownership Interest in the Borrower or any of its Subsidiaries, including, without limitation, any warrants or other rights or options to acquire shares of capital stock or other Ownership Interests in the Borrower or of any of its Subsidiaries or any loan, advance, release or forgiveness of Indebtedness by the Borrower or any of its Subsidiaries to any partner, shareholder or Affiliate (other than to the Borrower or any of its Subsidiaries) of any such Person.

“Revolving Loan Commitment” shall mean the several obligations of the Lenders to fund their respective portion of the Revolving Loans or incur Letter of Credit Obligations to the Borrower in accordance with their respective Revolving Loan Commitment Ratios in the aggregate sum of up to $25,000,000, pursuant to the terms hereof, as such obligations may be reduced from time to time, pursuant to the terms hereof.

“Revolving Loan Commitment Ratio” shall mean with respect to any Lender with an obligation to fund under the Revolving Loan Commitment, the percentage equivalent of the ratio which such Lender’s portion of the Revolving Loan Commitment bears to the aggregate amount of the Revolving Loan Commitment (as each may be adjusted from time to time as provided herein); and “Revolving Loan Commitment Ratios” shall mean, with respect to the Revolving Loan Commitment, Revolving Loan Commitment Ratios of all the Lenders with respect to the Revolving Loan Commitment. As of the Agreement Date, the Revolving Loan Commitment Ratios of the Lenders party to this Agreement (together with the dollar amount of their respective portion of the Revolving Loan Commitment) are as set forth on Schedule 1 attached hereto.

“Revolving Loans” shall mean those amounts advanced by the Lenders to the Borrower under the Revolving Loan Commitment not to exceed the Revolving Loan Commitment at any one time and evidenced by the Revolving Loan Notes.

“Revolving Loan Maturity Date” shall mean the earliest of (a) February 26, 2013, (b) if the Bonds have not been redeemed in their entirety, the Term Loan Commitment Termination Date, or (c) such earlier date as payment of the Revolving Loans shall be due (whether by acceleration, reduction of the Revolving Loan Commitment to zero, cash collateralization of all Letter of Credit Obligations pursuant to Section 2.14 or otherwise).

“Revolving Loan Notes” shall mean, collectively, those certain promissory notes in the aggregate original principal amount of $25,000,000, as may be issued to the Lenders with an obligation to fund under the Revolving Loan Commitment by the Borrower, upon request, each one substantially in the form of Exhibit G attached hereto, any other promissory note issued by the Borrower to evidence the Revolving Loans pursuant to this Agreement, and any extensions, renewals, or amendments to, or replacements of, the foregoing.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Satisfaction Date” shall mean the date upon which (i) all Obligations (other than those relating to Term Loan B) have been indefeasibly paid in full, (ii) no Commitments or other obligations of the Lenders to provide funds to the Borrower remain outstanding under the Loan Documents, (iii) no Letter of Credit remains outstanding (or, to the extent outstanding, such Letters of Credit have been Cash Collateralized as provided in Section 2.14(j)), and (iv) all Secured Hedge Agreements have been terminated and the Borrower’s obligations thereunder have been fully paid or otherwise cash collateralized in a manner satisfactory to the Secured Hedge Provider.

“Secured Hedge Agreement” shall mean any Interest Hedge Agreement required or permitted by this Agreement that is entered into by and between the Borrower and a Secured Hedge Provider.

“Secured Hedge Provider” shall mean (i) the Administrative Agent or any of its Affiliates (or any Person who was an Affiliate of the Administrative Agent at the time such Person entered into a Secured Hedge Agreement), and (ii) any other Lender or Affiliate of a Lender which is approved in writing by the Administrative Agent as a Secured Hedge Provider, each in their capacity as a counterparty to a Secured Hedge Agreement.

“Security Documents” shall mean the Borrower Pledge Agreement, the Borrower Security Agreement, the Mortgages, the Guarantees, the Guarantor Security Agreements, the Guarantor Pledge Agreements, any other agreement or instrument providing collateral for the Obligations whether now or hereafter in existence, and any filings, instruments, agreements, and documents related thereto or to this Agreement, and providing the Administrative Agent and the Lenders with Collateral for the Obligations.

“Security Interest” shall mean all Liens in favor of the Administrative Agent, for the ratable benefit of the Lenders, created hereunder or under any of the Security Documents to secure the Obligations.

“Standby Letter of Credit” shall mean a letter of credit issued by the Issuing Bank in accordance with the terms hereof to support obligations of the Borrower or any of the Subsidiaries incurred in the ordinary course of business, and which is not a Commercial Letter of Credit.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding Ownership Interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

“Tax Distributions” shall mean those distributions made by the Borrower to the US Parent for the sole purpose of paying the income taxes of the US Parent in an amount not to exceed the amount of federal and state income taxes that would be paid on the income of the Borrower if the Borrower paid taxes as a C-corporation.

“Taxes” shall have the meaning ascribed thereto in Section 2.9(b) hereof.

“Term Loan A” shall mean, collectively, the amounts advanced by the Lenders to the Borrower under the Term Loan A Commitment, not to exceed the Term Loan A Commitment and evidenced by the Term Loan A Notes, as applicable.

“Term Loan A Commitment” shall mean the several obligations of the Lenders to fund their respective portion of Term Loan A to the Borrower on or after the Agreement Date and prior to the Term Loan Commitment Termination Date, in accordance with their respective Term Loan A Commitment Ratios, in an aggregate sum of up to $27,500,000, pursuant to the terms hereof, as such obligations may be reduced from time to time pursuant to the terms hereof.

“Term Loan A Commitment Ratio” shall mean with respect to any Lender with an obligation to fund under the Term Loan A Commitment, the percentage equivalent of the ratio which such Lender’s portion of the Term Loan A Commitment bears to the aggregate amount of the Term Loan A Commitment (as each may be adjusted from time to time as provided herein); and “Term Loan A Commitment Ratios” shall mean, with respect to the Term Loan A Commitment, Term Loan A Commitment Ratios of all the Lenders with respect to the Term Loan A Commitment. As of the Agreement Date, the Term Loan A Commitment Ratios of the Lenders party to this Agreement (together with the dollar amount of their respective portion of the Term Loan A Commitment) are as set forth on Schedule 1 attached hereto.

“Term Loan A Maturity Date” shall mean February 26, 2013, or such earlier date as payment of Term Loan A shall be due (whether by acceleration or otherwise).

“Term Loan A Notes” shall mean, collectively, those certain promissory notes in the aggregate original principal amount of $27,500,000, as may be issued, upon request, to the Lenders with an obligation to fund under the Term Loan A Commitment by the Borrower, each one substantially in the form of Exhibit H-A attached hereto, any other promissory note issued by the Borrower to evidence Term Loan A pursuant to this Agreement, and any extensions, renewals, or amendments to, or replacements of, the foregoing.

“Term Loan B” shall mean the amounts advanced by the Term Loan B Lender to the Borrower under the Term Loan B Commitment, not to exceed the Term Loan B Commitment and evidenced by the Term Loan B Note, as applicable.

“Term Loan B Advance” shall mean amounts advanced by the Term Loan B Lender to the Borrower pursuant to Section 2(c).

“Term Loan B Commitment” shall mean the obligations of the Term Loan B Lender to fund Term Loan B to the Borrower on or after the Agreement Date and prior to the Term Loan Commitment Termination Date, in an aggregate sum of up to $22,500,000, pursuant to the terms hereof, as such obligations may be reduced from time to time pursuant to the terms hereof.

“Term Loan B Lender” shall mean Porcher Industries SA, a société anonyme organized under the laws of France.

“Term Loan B Maturity Date” shall mean August 26, 2013, or such earlier date as payment of Term Loan B shall be due (whether by acceleration or otherwise).

“Term Loan B Note” shall mean that certain promissory note in the aggregate original principal amount of $22,500,000, as may be issued to the Term Loan B Lender under the Term Loan B Commitment by the Borrower, substantially in the form of Exhibit H-B attached hereto, any other promissory note issued by the Borrower to evidence Term Loan B pursuant to this Agreement, and any extensions, renewals, or amendments to, or replacements of, the foregoing.

“Term Loan B Proceeds” shall have the definition set forth in Section 2.2(f) hereof.

“Term Loan Commitment Termination Date” shall mean April 16, 2008.

“Term Loans” shall mean, collectively, Term Loan A and Term Loan B.

“Total Debt” shall mean, for the Borrower and its Subsidiaries on a consolidated basis as of any date, the sum (without duplication) of (a) the principal amount of Indebtedness outstanding under this Agreement and (b) all other Indebtedness for Money Borrowed of the Borrower and its Subsidiaries determined in accordance with GAAP.

“Trustee” shall mean The Bank of New York, in its capacity as trustee of the Bonds.

“US Parent” shall mean NVH, Inc., a Delaware corporation and the owner of all Ownership Interests in the Borrower.

“WFF Loan Agreement” shall mean that certain Loan and Security Agreement, dated as of June 6, 2003 by and among the Borrower, Wells Fargo Foothill, Inc., as the arranger and administrative agent and the lenders party thereto, as amended.

“Working Capital” means Current Assets minus Current Liabilities.

Section 1.2 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “continuing”, “continuation” or “continuance” means, in reference to any Default or Event of Default that has occurred, that such Default or Event of Default has not been either cured to the reasonable satisfaction of the Administrative Agent within the applicable grace period (if any) specified in this Agreement or the other Loan Documents (as applicable) or waived in writing by the Required Lenders in accordance with Section 11.12. Unless otherwise specified, all Article and Section references pertain to this Agreement. Terms used herein that are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof (the “UCC”), unless otherwise defined herein, shall have the meanings specified in the UCC. All references in this Agreement to any agreement shall be deemed to mean and refer to such agreement as it may be amended, modified or supplemented from time to time; provided, however, that (a) if such agreement is a Loan Document such Agreement shall be deemed to mean and refer to such agreement as it may be amended, modified or supplemented from time to time with approval by the Administrative Agent and the Required Lenders, or (b) if such agreement is an agreement the amendment of which is limited pursuant to Section 7.3 hereof, all references in this Agreement to such agreement shall be deemed to mean and refer to such agreement as amended, modified or supplemented from time to time in accordance with Section 7.3 hereof.

ARTICLE 2

LOANS

Section 2.1 The Loans.

(a) Revolving Loans. The Lenders holding a portion of the Revolving Loan Commitment agree, severally, in accordance with their respective Revolving Loan Commitment Ratios and not jointly, upon the terms and subject to the conditions of this Agreement to lend and relend to the Borrower, on and after the Agreement Date and prior to the Revolving Loan Maturity Date amounts which do not exceed (i) in the aggregate (when added to all Letter of Credit Obligations then outstanding), the Revolving Loan Commitment and (ii) the

Available Revolving Loan Commitment then in effect. Subject to the terms and conditions hereof, Advances under the Revolving Loan Commitment may be repaid and reborrowed from time to time on a revolving basis.

(b) Term Loan A. The Lenders holding a portion of the Term Loan A Commitment agree, severally, in accordance with their respective Term Loan A Commitment Ratios, and not jointly, upon the terms and subject to the conditions of this Agreement (other than as set forth in the last sentence of this Section 2.1(b)), to lend, on or after the Agreement Date and prior to the Term Loan Commitment Termination Date amounts which do not exceed (i) in the aggregate, the Term Loan A Commitment and (ii) at the time of any Advance under the Term Loan A Commitment, the unfunded Term Loan A Commitment on such date. Any remaining Term Loan A Commitment shall be terminated on the Term Loan Commitment Termination Date. Once repaid, Advances under the Term Loan A Commitment may not be reborrowed. The proceeds of Term Loan A shall be remitted directly to the Trustee and shall be used only for the purpose of redeeming the Bonds. Notwithstanding anything contained herein including, without limitation, any condition precedent set forth in Section 3.2 hereof, until the Term Loan Commitment Termination Date, the Lenders’ commitment to lend pursuant to this Section 2.1(b) shall remain effective notwithstanding any event, condition or circumstance including the occurrence, existence or continuation of a Default or Event of Default, other than the continuance of an Event of Default under Section 8.1(e) or Section 8.1(f).

(c) Term Loan B. The Lender holding the Term Loan B Commitment agrees, upon the terms and subject to the conditions of this Agreement (other than as set forth in the last sentence of this Section 2.1(c)), to lend, on or after the Agreement Date and prior to the Term Loan Commitment Termination Date amounts which do not exceed (i) in the aggregate, the Term Loan B Commitment and (ii) at the time of any Advance under the Term Loan B Commitment, the unfunded Term Loan B Commitment on such date. Any remaining Term Loan B Commitment shall be terminated on the Term Loan Commitment Termination Date. Once repaid, Advances under the Term Loan B Commitment may not be reborrowed. The proceeds of Term Loan B shall be remitted directly to the Trustee and shall be used only for the purpose of redeeming the Bonds. Notwithstanding anything contained herein including, without limitation, any condition precedent set forth in Section 3.2 hereof, until the Term Loan Commitment Termination Date, the Lenders’ commitment to lend pursuant to this Section 2.1(c) shall remain effective notwithstanding any event, condition or circumstance including the occurrence, existence or continuation of a Default or Event of Default, other than the occurrence and continuance of an Event of Default under Section 8.1(e) or Section 8.1(f). For the avoidance of doubt, no Lender shall have any obligation to lend any amount with respect to the Term Loan B Commitment other than the Term Loan B Lender.

(d) Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue from time to time Letters of Credit for the account of the Borrower pursuant to Section 2.14 hereof in an aggregate amount not to exceed (i) in the aggregate, the Letter of Credit Commitment and (ii) at the time of any issuance of a Letter of Credit, the Available Letter of Credit Commitment then in effect, in each case determined immediately prior to giving effect to the issuance thereof.

Section 2.2 Manner of Borrowing and Disbursement.

(a) Choice of Interest Rate, Etc. Any Advance (other than Term Loan B Advances) shall, at the option of the Borrower, be made as a Base Rate Advance or a LIBOR Advance; provided, however, that at such time as there shall have occurred and be continuing an Event of Default hereunder, the Borrower shall not have the right to receive a new or Continue a LIBOR Advance at the end of the Interest Period therefor or to Convert a Base Rate Advance to a LIBOR Advance. Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. (New York, New York time) in order for such Business Day to count toward the minimum number of Business Days required. LIBOR Advances shall in all cases be subject to Section 2.3(e) and Article 10 hereof.

(b) Base Rate Advances.

(i) Advances. The Borrower shall give the Administrative Agent in the case of Base Rate Advances irrevocable prior written notice in the form of a Request for Advance prior to 11:00 a.m. (New York, New York time) on the date of any requested Base Rate Advance or telephonic notice followed immediately by a Request for Advance; provided, however, that the Borrower’s failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Administrative Agent. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof.

(ii) Repayments and Conversions. The Borrower may (A) repay or prepay a Base Rate Advance without regard to its Payment Date upon irrevocable prior written notice in the form of a Notice of Conversions and Continuations or telephonic notice followed immediately by a Notice of Conversions and Continuations or, (B) upon at least three (3) Business Days’ irrevocable prior written notice in the form of a Notice of Conversions and Continuations, or telephonic notice followed immediately by a Notice of Conversions and Continuations Convert all or a portion of the principal thereof as one or more LIBOR Advances. On the date indicated by the Borrower, such Base Rate Advance shall be so Continued or Converted, as applicable. The failure to give timely notice hereunder with respect to the Payment Date of any Base Rate Advance shall not result in a Default hereunder but shall result in a Continuation of a Base Rate Advance without further action by the Borrower.

(c) LIBOR Advances.

(i) Advances. Upon request of the Borrower, the Administrative Agent, whose determination shall be conclusive, shall determine the available LIBOR Basis and shall notify the Borrower of such LIBOR Basis. The Borrower shall give the Administrative Agent in the case of LIBOR Advances at least three (3) Business Days’ (or four (4) Business Day’s in the case of a LIBOR Advance having an Interest Period of longer than six (6) months) irrevocable prior written notice in the form of a Request for Advance or prior telephonic notice followed immediately by a Request for Advance; provided, however, that the Borrower’s failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Administrative Agent. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone (followed promptly by telecopy) or telecopy of the contents thereof.

(ii) Conversions and Continuations. At least three (3) Business Days prior to the Payment Date for each LIBOR Advance, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form of a Notice of Conversions, Continuations or Prepayments or prior telephonic notice followed immediately by a Notice of Conversions, Continuations or Prepayments specifying whether all or a portion of such LIBOR Advance (A) is to be Continued in whole or in part as one or more LIBOR Advances, (B) is to be Converted in whole or in part as a Base Rate Advance, or (C) is to be repaid. The failure to give such notice shall not result in a Default hereunder but shall preclude the Borrower from Continuing such Advance as a LIBOR Advance on its Payment Date and such LIBOR Advance shall be Converted to a Base Rate Advance on the Payment Date without further action by the Borrower. Upon such Payment Date such LIBOR Advance will, subject to the provisions hereof, be so Continued, Converted or repaid, as applicable. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone (followed promptly by telecopy) or telecopy of the contents thereof. Notwithstanding anything contained herein, the Borrower may not Convert a Term Loan B Advance to a LIBOR Advance or Base Rate Advance.

(d) Notification of Lenders. Upon receipt of a Request for Advance or a Notice of Conversions and Continuations from the Borrower with respect to any outstanding Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly but no later than the close of business on the day of such notice notify each Lender by telephone or telecopy of the contents thereof and the amount of such Lender’s portion of the Advance. Each Lender shall, not later than 1:00 p.m. (New York, New York time) on the date of borrowing specified in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of its portion of any Advance which represents an additional borrowing hereunder in immediately available funds.

(e) Disbursement.

(i) Prior to 3:00 p.m. (New York, New York time) on the date of an Advance hereunder (other than in connection with a Continuation or Conversion), the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 3 hereof, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (A) transferring the amounts so made available by wire transfer pursuant to the Borrower’s instructions, or (B) in the absence of such instructions, crediting the amounts so made available to the account of the Borrower maintained with the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 p.m. (New York time) (A) in the case of a Base Rate Advance, on the date of such Advance or (B) in the case of a LIBOR Advance, two (2) Business Days prior to the date of such Advance, that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent the Lender does not make such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate.

(iii) If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, with interest at the LIBOR Basis or Base Rate Basis applicable to such Advance but without any payment pursuant to Section 2.10 hereof. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender. In no event shall Borrower be in Default hereunder by reason of a Lender’s failure to fund.

(iv) In the event that, at any time when the Borrower is not in Default and has otherwise satisfied each of the conditions in Section 3.2 hereof, a Lender for any reason fails or refuses to fund its portion of an Advance (any such Lender being a “Defaulting Lender”), then, until such time as such Defaulting Lender has funded its portion of such Advance (which late funding shall not absolve such Lender from any liability it may have to the Borrower), or all other Lenders have received payment in full from the Borrower (whether by repayment or prepayment) or otherwise of the principal and interest due in respect of such Advance, such Defaulting Lender shall not have the right (A) to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document, and such Defaulting Lender’s portion of the Loans shall not be counted as outstanding for purposes of determining “Required Lenders” hereunder, and (B) to receive payments of principal, interest or fees from the Borrower, the Administrative Agent or the other Lenders in respect of its portion of the Loans.

(f) Disbursement of Term Loan B. Notwithstanding anything to the contrary contained herein, on or before the Agreement Date, the Term Loan B Lender shall disburse to the Administrative Agent an amount equal to the Term Loan B Commitment (the “Term Loan B Proceeds”). The Term Loan B Proceeds shall remain deposited in an interest bearing account with the Administrative Agent until the earlier of the Term Loan Commitment Termination Date or the date the Borrower requests an Advance under the Term Loan B Commitment. Term Loan B Lender hereby authorizes the Administrative Agent to disburse the Term Loan B Proceeds directly to the Trustee for the purpose of redeeming the Bonds on or before the Term Loan Commitment Termination Date. If the Borrower fails to request an Advance under the Term Loan B Commitment on or before the Term Loan Commitment Termination Date, the Term Loan B Proceeds shall be disbursed to the Term Loan B Lender, together with any interest accrued thereon.

Section 2.3 Interest.

(a) On Base Rate Advances. Interest on each Base Rate Advance shall be computed on the basis of a year of 365/366 days (360 days to the extent based on the Federal Funds Rate) for the actual number of days elapsed (which shall include the first day of such Interest Period but exclude the last day) and shall be payable at the Base Rate Basis for such Advance, in arrears on the applicable Payment Date. Interest on Base Rate Advances then outstanding shall also be due and payable on the Revolving Loan Maturity Date with respect to Base Rate Advances made under the Revolving Loan Commitment or the Term Loan A Maturity Date with respect to Base Rate Advances made under the Term Loan A Commitment, as applicable.

(b) On LIBOR Advances. Interest on each LIBOR Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed (which shall include the first day of such Interest Period but exclude the last day) and shall be payable at the LIBOR Basis for such Advance, in arrears on the applicable Payment Date, and, in addition, if the Interest Period for a LIBOR Advance exceeds three (3) months, interest on such LIBOR Advance shall also be due and payable in arrears on every three-month anniversary of the beginning of such Interest Period. Interest on LIBOR Advances then outstanding shall also be due and payable on the Revolving Loan Maturity Date with respect to LIBOR Advances made under the Revolving Loan Commitment or the Term Loan A Maturity Date with respect to LIBOR Advances made under the Term Loan A Commitment, as applicable.

(c) Interest if no Notice of Selection of Interest Rate Basis. Except with respect to a Term Loan B Advance (which shall be made at the Fixed Rate Basis) if the Borrower fails to give the Administrative Agent timely notice of its selection of a LIBOR Basis, or if for any reason a determination of a LIBOR Basis for any Advance is not timely concluded, the Base Rate Basis shall apply to such Advance.

(d) Interest Upon Default. The outstanding principal balance of the Loans (and any fees thereof) shall bear interest at the Default Rate immediately upon the occurrence of an Event of Default under Section 8.1(b) hereof and upon the notice thereof from the Required Lenders, after the occurrence of any other Event of Default. Such interest shall be payable by the Borrower on demand and shall accrue from the occurrence of such Event of

Default or notice, as the case may be until the earliest of (A) waiver or cure of such Event of Default, (B) agreement by the Required Lenders (or, if applicable to the underlying Event of Default, the Lenders) to rescind the charging of interest at the Default Rate, or (C) payment in full of the Obligations.

(e) LIBOR Contracts. At no time may the number of outstanding LIBOR Advances exceed ten (10).

(f) Applicable Margin. As of the Agreement Date and until adjusted as described below, the Applicable Base Rate Margin shall equal 0.75% and the Applicable LIBOR Margin shall equal 2.75%. The Applicable Margins shall, commencing upon delivery of Borrower’s quarterly financial statements for the fiscal quarter ending December 31, 2008, be adjusted prospectively on a quarterly basis as determined by the Leverage Ratio (as of the most recently ended fiscal quarter), commencing on the fifth (5th) Business Day after delivery of Borrower’s quarterly financial statements. Adjustments in Applicable Margins shall be determined by reference to the following grid:

If Leverage Ratio (as of most recently ended Fiscal Quarter) is:	Applicable Base Rate Margin	Applicable LIBOR Margin	Commitment Fee
≥ 3.0 to 1.0 and < 3.5 to 1.0	1.00%	3.00%	0.50%
≥ 2.5 to 1.0 and < 3.0 to 1.0	0.75%	2.75%	0.45%
≥ 2.0 to 1.0 and < 2.5 to 1.0	0.50%	2.50%	0.40%
≥ 1.5 to 1.0 and < 2.0 to 1.0	0.25%	2.25%	0.35%
< 1.5 to 1.0	0.25%	2.00%	0.30%

Failure to timely deliver such quarterly financial statements shall, at the election of Administrative Agent, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of such quarterly financial statements demonstrating that such an increase is not required. So long as an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.

(g) Interest on Term Loan B Advance. Except as provided in Section 2.3(d), interest on each Term Loan B Advance shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed (which shall include the first day of such Interest Period but exclude the last day) and shall be payable at the Fixed Rate Basis, in arrears on the applicable Payment Date. Interest on Term Loan B Advances then outstanding shall also be due and payable on the Term Loan B Maturity Date.

Section 2.4 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each of the Lenders in accordance with its pro rata portion of the Revolving Loan Commitment, Term Loan A Commitment and Term Loan B Commitment (i) for all periods from the Agreement Date through the Term Loan Commitment Termination Date, a commitment fee on the aggregate unborrowed balance of the Term Loan A Commitment and Term Loan B Commitment for each day at a rate equal to forty-five one hundredths of one percent (0.45%) per annum, (ii) for all periods from the Agreement Date through the fifth (5th) Business Day after delivery of Borrower’s quarterly financial statements for the fiscal quarter ending December 31, 2008 (the “Adjustment Date”), a commitment fee on the aggregate unborrowed balance of the Revolving Loan Commitment for each day at a rate equal to forty-five one hundredths of one percent (0.45%) per annum, and (iii) for all periods from the Adjustment Date through the date upon which all Obligations have repaid and satisfied in full, a commitment fee on the aggregate unborrowed balance of the Revolving Loan Commitment for each day at a rate equal to the grid set forth in Section 2.3(f). Each such commitment fee shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable quarterly in arrears on the last Business Day of each calendar quarter ending on March 31, June 30, September 30 or December 31, commencing with the first quarter ending immediately after the Agreement Date and shall be fully earned when due and non-refundable when paid. The commitment set forth in this Section 2.4(a) shall be subject to increase and decrease on the dates and in the amounts set forth in Section 2.3(f) hereof in the same manner as the adjustment of the Applicable Margin with upon satisfaction of the requirements set forth in Section 2.3(f) hereof. A final payment of any commitment fee then payable shall also be due and payable on the Term Loan Commitment Termination Date and the Revolving Loan Maturity Date.

(b) Letter of Credit Fees.

(i) The Borrower agrees to pay to the Issuing Bank a fee on the stated amount (reduced by the amount of any draws) of any outstanding Letters of Credit from the date of issuance through and including the expiration date of each such Letter of Credit at a rate of one eighth of one percent (0.125%) per annum, which fee shall be computed on the basis of a year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the last Business Day of each calendar quarter and shall be fully earned when due and non-refundable when paid.

(ii) The Borrower agrees to pay to the Administrative Agent on behalf of the Lenders having Revolving Loan Commitments in accordance with their respective Revolving Loan Commitment Ratios (and the Administrative Agent shall promptly pay to the Lenders having a Revolving Loan Commitment), a fee on the stated amount (reduced by the amount of any draws) of any outstanding Letters of Credit for each day from the date of issuance thereof through the expiration date for each such Letter of Credit at a rate equal to the Applicable Margin for LIBOR Advances under the Revolving Loan Commitments. Such Letter of Credit Fee shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable quarterly in arrears for each quarter on the last Business Day of each calendar quarter, and shall be fully earned when due and non-refundable when paid. The Letter of Credit Fee set forth in this Section 2.4(b)(ii) shall be subject to increase and decrease on the dates and in the amounts set forth in Section 2.3(f) hereof in the same manner as the adjustment of the Applicable Margin with respect to LIBOR Advances upon satisfaction of the requirements set forth in Section 2.3(f) hereof.

Section 2.5 Optional Commitment Reductions.

(a) The Borrower shall have the right, at any time and from time to time after the Agreement Date, upon at least three (3) Business Days’ prior written notice which written notice shall be a Notice of Conversions and Continuations in substantially the form set forth on Exhibit C attached hereto, to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment on a pro rata basis among the Lenders based on their respective Revolving Loan Commitment Ratios; provided, however, that any such partial reduction shall be made in an amount not less than $1,000,000 and in integral multiples of not less than $1,000,000. As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment shall be permanently reduced to the amount stated in the Borrower’s notice for all purposes herein, and the Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders based on their respective Revolving Loan Commitment Ratios the amount necessary to reduce the principal amount of the Revolving Loans then outstanding, to not more than the amount of the Revolving Loan Commitment as so reduced, together with accrued interest on the amount so prepaid and commitment fees accrued through the date of the reduction with respect to the amount reduced.

(b) The Borrower shall have the right, at any time and from time to time after the Agreement Date and prior to the Term Loan Commitment Termination Date, upon at least three (3) Business Days’ prior written notice which written notice shall be a Notice of Conversions and Continuations in substantially the form set forth on Exhibit C attached hereto to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Term Loan A Commitment or Term Loan B Commitment on a pro rata basis and with respect to a reduction of the Term Loan A Commitment, pro rata among the Lenders based on their respective Term Loan A Commitment Ratios; provided, however, that any such partial reduction shall be made in an amount not less than $1,000,000 and in integral multiples of not less than $1,000,000. As of the date of cancellation or reduction set forth in such notice, the Term Loan A Commitment and the Term Loan B Commitment shall be permanently reduced to the amount stated in the Borrower’s notice for all purposes herein, and the Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders based on their respective Term Loan A Commitment Ratios, or with respect to the Term Loan B Lender based on the Term Loan B Commitment, commitment fees accrued through the date of the reduction with respect to the amount reduced.

Section 2.6 Prepayments. The principal amount of any Base Rate Advance may be prepaid in full or ratably in part at any time, without penalty and without regard to the Payment Date for such Advance, which written notice shall be a Notice of Prepayments, Conversions and

Continuations in substantially the form set forth on Exhibit C attached hereto to the Administrative Agent. LIBOR Advances may be prepaid prior to the applicable Payment Date, upon three (3) Business Days’ prior written notice, which written notice shall be a Notice of Prepayments, Conversions and Continuations in substantially the form set forth on Exhibit C attached hereto to the Administrative Agent; provided that the Borrower shall reimburse the Lenders and the Administrative Agent, on demand by the applicable Lender or the Administrative Agent, for any loss or reasonable out-of-pocket expense incurred by any Lender or the Administrative Agent in connection with such prepayment, to the extent and as set forth in Sections 2.9 and 2.10 hereof. The principal amount of any Term Loan B Advance may be prepaid in full or ratably in part at any time the Borrower is voluntarily prepaying a Base Rate Advance or a LIBOR Advance, without penalty and without regard to the Payment Date for such Advance, which written notice shall be a Notice of Prepayments, Conversions and Continuations in substantially the form set forth on Exhibit C attached hereto to the Administrative Agent; provided, however, that until the Satisfaction Date, amounts voluntarily paid by the Borrower under this Section 2.6 with respect to Term Loan B Advances may not be in an amount greater than 50% of the amounts voluntarily paid by the Borrower under this Section 2.6 with respect to Base Rate Advances and/or LIBOR Advances under the Term Loan A Commitment. Any prepayment hereunder shall be in amounts of not less than $500,000 and in integral multiples of $500,000. All prepayments made with respect to Base Rate Advances and/or LIBOR Advances shall be applied first, to the outstanding principal amount of Term Loan A to the remaining scheduled repayments set forth in Section 2.7(a) hereof (accompanied by payment of any LIBOR funding breakage costs in accordance with Section 2.10), pro rata across the remaining maturities, until Term Loan A shall have been prepaid in full; and second, to the Revolving Loans outstanding (without a permanent reduction of the Revolving Loan Commitment). All prepayments made with respect to Term Loan B Advances shall be applied to the outstanding principal amount of Term Loan B.

Section 2.7 Repayments.

(a) Term Loan A. Borrower shall, without setoff, deduction or counterclaim, repay the principal amount of Term Loan A in nineteen (19) consecutive quarterly installments on the last day of March, June, September and December of each fiscal year, commencing June 30, 2008, together with a final installment on the Term Loan A Maturity Date, when all remaining outstanding principal of Term Loan A and accrued interest thereon shall be due and payable in full without setoff, deduction or counterclaim. Quarterly payments of principal in respect of Term Loan A shall be in the amounts set forth below:

Quarterly Due Dates	Amount of Quarterly Principal Payment
June 30, 2008 through December 31, 2013	$ 1,250,000
Term Loan A Maturity Date	The then remaining outstanding and unpaid principal balance of Term Loan A

(b) Term Loan B. Borrower shall, without setoff, deduction or counterclaim, repay the principal amount of Term Loan B on the Term Loan B Maturity Date,

when all remaining outstanding principal of Term Loan B and accrued interest thereon shall be due and payable in full.

(c) Revolving Loans and Letter of Credit Obligations in Excess of Revolving Loan Commitment. If, at any time, the amount of the Revolving Loans and Letter or Credit Obligations then outstanding shall exceed the Revolving Loan Commitment, the Borrower shall, on such date and subject to Sections 2.9 and 2.10 hereof, make a repayment of the principal amount of the Revolving Loans, or, if there are no such Loans then outstanding, establish, if applicable, a Letter of Credit Reserve Account, in each case in an amount equal to such excess, together with any accrued interest and fees with respect thereto.

(d) Annual Excess Cash Flow Repayments.

(i) In addition to the other repayments set forth in this Section 2.7 hereof, commencing on May 30, 2009, and continuing on each May 30th thereafter, Term Loan A shall be repaid by an amount equal to fifty percent (50%) of the Excess Cash Flow for the preceding fiscal year, together with accrued and unpaid interest on the portion of Term Loan A repaid. Any repayments made pursuant to this Section 2.7(d)(i) shall be applied in accordance with Section 2.7(h).

(ii) In addition to the other repayments set forth in this Section 2.7 hereof, commencing on May 30, 2009, and continuing on each May 30th thereafter, Term Loan B shall be repaid by an amount equal to twenty-five percent (25%) of the Excess Cash Flow for the preceding fiscal year, together with accrued and unpaid interest on the portion of Term Loan B repaid. Any repayments made pursuant to this Section 2.7(d)(ii) shall be applied first, to fees and reimbursable expenses of Administrative Agent then due and payable pursuant to any of the Loan Documents, pro rata to the amount of such fees paid pursuant to Section 2.7(h); second, to accrued and unpaid interest on Term Loan B; third, to the principal amount of Term Loan B, until Term Loan B shall have been prepaid in full; provided, however, that upon the occurrence and during the continuation of a Default or Event of Default, any repayments made pursuant to this Section 2.7(d)(ii), shall be applied to Term Loan A and the Revolving Loans in accordance with Section 2.7(h).

(e) Repayments Upon Sales of Assets. In addition to the other repayments set forth in Section 2.7 hereof, on or prior to the fifth Business Day following the receipt of Net Proceeds (Asset Sales), the Loans shall be repaid by an amount equal to the Net Proceeds (Asset Sales), together with any accrued interest on the portion of the Loans repaid from any sales, leases, transfers, or other dispositions of the Borrower’s or any of its Subsidiaries’ assets (excluding such sales, leases, transfers or other dispositions in the ordinary course of the Borrower’s or any of its Subsidiaries’ business or permitted pursuant to Section 7.4 hereof); provided, however, that so long as no Event of Default has occurred and is continuing at the time of such sale, no such repayment shall be required if (i) the Net Proceeds (Asset Sales) is less than an aggregate amount of $100,000 in any single transaction or series of related transactions or (ii)

the Net Proceeds (Asset Sales) is less than $2,000,000 in any single transaction or series of related transactions, and Borrower notifies the Administrative Agent on or before the date such repayment would otherwise be required under this Section 2.7(d) that the Borrower intends to use any or all of such Net Proceeds (Asset Sales) to acquire or purchase assets as substitutes or replacements of the assets disposed of or other assets usable by the Borrower or its Subsidiaries in the business of the Borrower within twelve (12) months of the date of such sale, lease, transfer or other disposition, in which case, the repayment of the Loans which is otherwise required under this Section 2.7(e) up to the amount of the Net Proceeds (Asset Sales) to be reinvested pursuant to this Section 2.7(e) need not be made, but if all or part of such Net Proceeds (Asset Sales) are not used within such twelve (12) month period, then the Loans shall be repaid by an amount equal to the portion of Net Proceeds (Asset Sales) not invested pursuant to this Section 2.7(e) on the day immediately following such twelve (12) month period following such sale, lease, transfer or other disposition. Any such repayment shall be applied in accordance with Section 2.7(h).

(f) Indebtedness for Equity Issuances and Money Borrowed. In addition to the other repayments set forth in Section 2.7 hereof, on or prior to the fifth Business Day following the receipt of any Net Proceeds (Equity & Indebtedness) (excluding such proceeds received pursuant to Section 3.1(e)), the Loans shall be repaid by the amount of the Net Proceeds (Equity &Indebtedness), together with accrued interest on the portion of the Loans repaid, received by the Borrower from any Indebtedness for Money Borrowed of the Borrower (excluding any proceeds from Indebtedness for Money Borrowed permitted under Section 7.1 hereof). Any such repayment shall be applied in accordance with Section 2.7(h).

(g) Revolving Loan Maturity Date, Term Loan A Maturity Date and Term Loan B Maturity Date. In addition to the foregoing, a final payment of all (i) Revolving Loans, together with accrued interest and fees with respect thereto, shall be due and payable on the Revolving Loan Maturity Date, (ii) Term Loan A, together with accrued interest and fees with respect thereto, shall be due and payable on the Term Loan A Maturity Date, and (iii) Term Loan B, together with accrued interest and fees with respect thereto, shall be due and payable on the Term Loan B Maturity Date. Any such repayment shall be applied in accordance with Section 2.7(h).

(h) Application of Proceeds from Repayments. Except as provided in Section 2.7(d), any repayments made pursuant to this Section 2.7 shall be applied first, to fees and reimbursable expenses of Administrative Agent then due and payable pursuant to any of the Loan Documents, pro rata to the amount of such fees paid pursuant to Section 2.7(d)(ii); second, to accrued and unpaid interest on Term Loan A; third, to the principal amount of Term Loan A to the remaining scheduled repayments set forth in Section 2.7(a) hereof (accompanied by payment of any LIBOR funding breakage costs in accordance with Section 2.10), pro rata across the remaining maturities, until Term Loan A shall have been prepaid in full; fourth, to accrued and unpaid interest on the outstanding Revolving Loans; fifth, to the principal balance of the outstanding Revolving Loans until the same is paid in full (without a permanent reduction of the Revolving Loan Commitment); sixth, all other Obligations other than those relating to Term Loan B; seventh, after the Satisfaction Date, to accrued and unpaid interest on Term Loan B; eighth, after the Satisfaction Date, to the principal amount of Term Loan B, until Term Loan B shall have been prepaid in full, and ninth, all other Obligations relating to Term Loan B.

Section 2.8 Notes; Loan Accounts.

(a) The Loans shall be repayable in accordance with the terms and provisions set forth herein and, to the extent issued pursuant to this Section 2.8(a), may be evidenced by the Notes. One Revolving Note and one Term Loan A Note shall be payable to the order of each Lender requesting such Note, in accordance with such Lender’s respective applicable Commitment Ratio. One Term Loan B Note shall be payable to the order of the Term Loan B Lender, in the amount of the Term Loan B Commitment. Such Notes shall be issued by the Borrower to any Lender upon the request of such Lender and shall be duly executed and delivered by one or more Authorized Signatories.

(b) Each Lender may open and maintain on its books in the name of the Borrower a loan account with respect to its portion of the Loans and interest thereon. Each Lender that opens such a loan account shall debit such loan account for the principal amount of its portion of each Advance made by it and accrued interest thereon, and shall credit such loan account for each payment on account of principal of or interest on its Loans. The records of a Lender with respect to the loan account maintained by it shall be prima facie evidence of its portion of the Loans and accrued interest thereon absent manifest error, but the failure of any Lender to make any such notations or any error or mistake in such notations shall not affect the Borrower’s repayment obligations with respect to such Loans.

Section 2.9 Manner of Payment.

(a) Each payment (including, without limitation, any prepayment) by the Borrower on account of the principal of or interest on the Loans, commitment fees and any other amount owed to the Lenders or the Administrative Agent or any of them under this Agreement, the Notes (if applicable) or any other Loan Document shall be made not later than 3:00 p.m. (New York, New York time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders or the Administrative Agent, as the case may be, in lawful money of the United States of America in immediately available funds. Any payment received by the Administrative Agent after 3:00 p.m. (New York, New York time) shall be deemed received on the next Business Day. Receipt by the Administrative Agent of any payment intended for any Lender or Lenders hereunder prior to 3:00 p.m. (New York, New York time) on any Business Day shall be deemed to constitute receipt by such Lender or Lenders on such Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly. In the event that the Administrative Agent shall fail to make distribution to any Lender as required under this Section 2.9, the Administrative Agent agrees to pay such Lender interest from the date such payment was due until paid at the Federal Funds Rate.

(b) The Borrower agrees to pay principal, interest, fees and all other amounts due hereunder or under the Notes (if applicable) without set-off or counterclaim or any deduction whatsoever and free and clear of all taxes, levies and withholding (other than Excluded Taxes, collectively, “Taxes”). Subject to the compliance by the Administrative Agent and each Lender with the provisions of Section 2.13 hereof, if the Borrower is required by Applicable Law to deduct any Taxes from or in respect of any sum payable to the Administrative Agent or any Lender hereunder, under any Note or under any other Loan Document (i) the sum payable hereunder or thereunder, as applicable, shall be increased to the extent necessary to provide that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9(b)), the Administrative Agent or such Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions from such sums payable hereunder or thereunder, as applicable, and pay the amount so deducted to the relevant taxing authority as required by Applicable Law; and (iii) the Borrower shall provide the Administrative Agent or such Lender, as applicable, with evidence satisfactory to the Administrative Agent or such Lender, as applicable, that such deducted amounts have been paid to the relevant taxing authority.

(c) Prior to the declaration of an Event of Default under Section 8.2 hereof, if some but less than all amounts due from the Borrower are received by the Administrative Agent with respect to the Obligations, the Administrative Agent shall distribute such amounts in the following order of priority, all in accordance where applicable with the respective Commitment Ratios of the Lenders for the applicable Commitment (i) to the payment of any fees or expenses then due and payable to the Administrative Agent and the Lenders (other than the Term Loan B Lender), or any of them; (ii) to the payment of interest then due and payable on the Loans (other than with respect to Term Loan B); (iii) to the payment of principal then due and payable on the Loans made under the Term Loan A Commitment; (iv) pro rata to the payment of principal then due and payable on the Loans made under the Revolving Loan Commitment; (v) to the payment of all other amounts not otherwise referred to in this Section 2.9(c) then due and payable to the Administrative Agent and the Lenders, or any of them, hereunder or under any other Loan Document (other than with respect to Term Loan B); (vi) after the Satisfaction Date, to the payment of any fees or expenses then due and payable to the Term Loan B Lender; (vii) after the Satisfaction Date, to the payment of accrued interest on Term Loan B; and (viii) after the Satisfaction Date, to the payment of principal then due and payable on the Loans made under the Term Loan B Commitment.

(d) Subject to any contrary provisions in the definition of Interest Period, if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(e) If any Lender or the Administrative Agent obtains actual knowledge that it is entitled to receive a refund from a governmental authority in respect of Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to Section 2.9(b) hereof, it shall promptly notify the Borrower of the availability of such refund claim and shall, within thirty (30) days after receipt of a request by the Borrower, make a claim to such governmental authority for such refund. If any Lender or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes as which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 2.9(b) hereof, it shall within thirty (30) days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.9).

Section 2.10 Reimbursement.

(a) Whenever any Lender shall sustain or incur any loss or reasonable out-of-pocket expenses in connection with (i) failure by the Borrower to borrow any LIBOR Advance after having given notice of its intention to borrow in accordance with Section 2.2 hereof (whether by reason of the Borrower’s election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3), or (ii) prepayment (or failure to prepay after giving notice thereof) of any LIBOR Advance on any date other than a Payment Date in whole or in part for any reason, the Borrower agrees to pay to such Lender, upon such Lender’s demand, an amount sufficient to compensate such Lender for all such actual losses and reasonable out-of-pocket expenses; provided that, notwithstanding the foregoing, the Borrower shall not be required to reimburse any Lender for any loss or expenses incurred in connection with a LIBOR Advance required to be prepaid pursuant to Section 10.2(b) hereof. Such Lender’s good faith determination of the amount of such actual losses or reasonable out-of-pocket expenses, as set forth in writing and accompanied by calculations in reasonable detail demonstrating the basis for its demand, shall be prima facie evidence of such expenses absent manifest error.

(b) Losses subject to reimbursement hereunder shall include, without limiting the generality of the foregoing, lost margins, reasonable expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, paid, repaid, not borrowed, or not paid, as the case may be, and will be payable whether the Revolving Loan Maturity Date, Term Loan A Maturity Date or the Term Loan B Maturity Date is changed by virtue of an amendment hereto (unless such amendment expressly waives such payment) or as a result of acceleration of the Obligations.

Section 2.11 Pro Rata Treatment.

(a) Advances. Each Advance from the Lenders under the Revolving Loan Commitment made on or after the Agreement Date, shall be made pro rata on the basis of the respective Revolving Loan Commitment Ratios of such Lenders. Each Advance from the Lenders under the Term Loan A Commitment made on or after the Agreement Date shall be made pro rata on the basis of the respective Term Loan A Commitment Ratios of such Lenders.

(b) Payments. Except as provided in Section 2.2(e) and Article 10 hereof, each payment and prepayment of principal of the Loans (other than with respect to Term Loan B), and each payment of interest on the Loans, shall be made to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding hereunder immediately prior to such payment or prepayment. If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans in excess of its ratable share of the applicable Loans under its applicable Commitment Ratio, such Lender shall forthwith purchase from the other Lenders such participations in the portion of the applicable Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding anything contained herein, Term Loan B Lender shall not be entitled to any payment or repayment of principal with respect to Term Loan B other than as provided in Section 2.6 and Section 2.7(d), until after the Satisfaction Date.

Section 2.12 Capital Adequacy. Without duplication with respect to costs addressed under Section 10.3 hereof, if after the date hereof the adoption of any Applicable Law regarding the capital adequacy of banks or bank holding companies, or any change in Applicable Law (whether adopted before or after the Agreement Date) or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder with respect to the Loans and the Revolving Loan Commitment, to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender’s capital was fully utilized prior to such adoption, change or compliance) by an amount reasonably deemed by such Lender to be material, then, upon the earlier of thirty (30) days after demand by such Lender or the latest Maturity Date, the Borrower shall promptly pay to such Lender such additional amounts as shall be sufficient to compensate such Lender for such reduced return, together with interest on such amount from the thirtieth (30th) day after the date of demand or the latest Maturity Date, until payment in full thereof at the Base Rate. Before giving any notice to the Administrative Agent pursuant to this Section 2.12, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. A certificate of such Lender setting forth the amount to be paid to such Lender by the Borrower as a result of any event referred to in this paragraph and supporting calculations in reasonable detail shall be prima facie evidence of such amount absent manifest error.

Section 2.13 Lender Tax Forms. On or prior to the Agreement Date, and prior to the date on which any Person becomes a Lender hereunder, and from time to time thereafter if required by Applicable Law due to a change in circumstances or if reasonably requested by the Borrower or the Administrative Agent (unless such Lender is unable to do so by reasons of change in Applicable Law), each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent and the Borrower with (i) an accurate and duly completed United States Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-9, as the case may be, or other applicable or successor form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to full exemption from United States withholding tax with respect to all payments to be made to such Lender hereunder or under any Note or other Loan Document, or, (ii) in the case of a Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (A) an accurate and duly completed United States Internal Revenue Service Form W-8ECI or Form W-8BEN, or other applicable or successor form, certificate or document prescribed by the United States Internal Revenue Service certifying to such Lender’s foreign status and (B) a certificate certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to all payments hereunder or under any Note or other Loan Document. In the event that the Borrower withholds a portion of any payment hereunder or under any Note or other Loan Document in respect of Taxes, the Borrower shall provide evidence that such taxes of any nature whatsoever in respect of this Agreement, any Loan or any Note or other Loan Document shall have been paid to the appropriate taxing authorities by delivery to the Lender on whose account such payment was made of the official tax receipts or notarized copies of such receipts (or such other evidence of payment as may be reasonably acceptable to such Lender) within thirty (30) days after payment of such tax. If the Borrower fails to make any such payment when due, the Borrower shall indemnify the Lenders for any incremental taxes, interest or penalties that may become payable by any Lender as a result of any such failure unless such failure results from such Lender’s failure to comply with this Section 2.13. For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described above (other than if such failure is due to a change in Applicable Law occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification with respect to withholding taxes imposed by the United States and the Borrower shall be allowed to deduct from payments to such Lender hereunder and under any Note or other Loan Document, the amount of any such withholding taxes paid by the Borrower.

Section 2.14 Letters of Credit.

(a) Subject to the terms and conditions hereof, the Issuing Bank, on behalf of the Lenders having a Revolving Loan Commitment, and in reliance on the agreements of such Lenders set forth in Section 2.14(d) hereof, hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to the Available Letter of Credit Commitment determined immediately prior to giving effect to the issuance thereof; provided, however, that the Issuing Bank shall not issue any Letter of Credit (i) unless the conditions precedent to the issuance thereof set forth in Section 3.3 hereof have been satisfied, (ii) if any Default then exists or would be caused thereby, or (iii) if, after giving effect to such issuance, the Available Revolving Loan Commitment would be less than zero; and provided further, however, that at no time shall the aggregate amount of the Letter of Credit Obligations outstanding hereunder exceed the Available Letter of Credit Commitment. Each Letter of Credit shall (A) be payable at sight, (B) be denominated in United States dollars, (C) expire, (i) with respect to Standby Letters of Credit, no later than the earlier to occur of (x) the fifth (5th) Business Day preceding the stated Revolving Loan Maturity Date and (y) three hundred sixty (360) days after its date of issuance (but subject to clause (x) may contain provisions for automatic renewal provided that no Default or Event of Default exists on the date notice of non-renewal would be required to be delivered), and (ii) with respect to Commercial Letters of Credit, no later than the earlier to occur of (x) the thirtieth (30th) day preceding the stated Revolving Loan Maturity Date and (y) one hundred eighty (180) days after its date of Issuance (but subject to clause (ii), may contain provisions for automatic renewal provided that no Default or Event of Default exists on the date notice of non-renewal would be required to be delivered). Each Commercial Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and each Standby Letter of Credit shall be subject to International Standby Practices 1998 and, in either case, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law. If a Letter of Credit provides that it is automatically renewable unless notice is given by the Issuing Bank that it will not be renewed, the Issuing Bank shall not be bound to give a notice of non-renewal unless directed to do so by the Required Lenders at least sixty-five (65) days prior to the then scheduled expiration date of such Letter of Credit.

(b) The Borrower may from time to time request the Issuing Bank to issue Letters of Credit. The Borrower shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing Bank not later than 12:00 noon (New York, New York time) on the third (3rd) Business Day preceding the date on which the requested Letter of Credit requested is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 3.3 hereof, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby. The Issuing Bank shall furnish a copy of such Letter of Credit (or any amendment thereto or renewal or extension thereof) to the Borrower, the Administrative Agent and, upon a Lender’s reasonable request, to such Lender following the issuance thereof. The Borrower shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

(c) At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrower by telephonic notice, followed promptly by written notice of the amount of the draw and, to the extent that the Issuing Bank is not immediately reimbursed by the Borrower for such draw as required pursuant to Section 2.14(d) hereof, the Administrative Agent shall notify each Lender having a Revolving Loan Commitment by written notice of such Lender’s portion of such draw amount as calculated in accordance with its respective Revolving Loan Commitment Ratio.

(d) The Borrower hereby agrees to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under a Letter of Credit issued at the Borrower’s request. In order to facilitate such repayment, the Borrower hereby irrevocably requests the Lenders having a Revolving Loan Commitment, and such Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 hereof with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in Article 3 hereof with respect to conditions precedent to Advances hereunder), with respect to any honoring of any draw under a Letter of Credit prior to the occurrence of an Event of Default under Section 8.1(e) or (f) hereof, to make an Advance (which Advance may be a LIBOR Advance if the Borrower so requests in a timely manner or may be Converted to a LIBOR Advance as provided in the Loan Agreement) to the Borrower on each day on which the Issuing Bank honors a draw made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Advance directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw. Each Lender having a Revolving Loan Commitment shall pay its share of such Advance by paying its portion of such Advance to the Administrative Agent in accordance with Section 2.2(e) hereof and its respective Revolving Loan Commitment Ratio, without reduction for any set off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default (other than with respect to an Event of Default under Section 8.1(e) or (f) hereof) then exists or would be caused thereby. If at any time that any Letters of Credit are outstanding, any of the events described in clauses of Section 8.1(e) or (f) hereof shall have occurred and be continuing, then each Lender having a Revolving Loan Commitment shall, automatically upon the occurrence of any such event and without any action on the part of the Issuing Bank, the Borrower, the Administrative Agent or such Lenders, be deemed to have purchased an undivided participation in the face amount of all Letters of Credit then outstanding in an amount equal to such Lender’s respective Revolving Loan Commitment Ratio applied to the aggregate amount so participated, and each Lender having a Revolving Loan Commitment shall, notwithstanding such Event of Default, upon a drawing being honored under any Letter of Credit, immediately pay to the Administrative Agent for the account of the Issuing Bank, in immediately available funds, the amount of such Lender’s participation (and the Issuing Bank shall deliver to such Lender a loan participation certificate dated the date of the occurrence of such event and in the amount of such Lender’s respective Revolving Loan Commitment Ratio). The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section 2.14(d) shall be subject to the terms and conditions of Section 2.2(e) hereof. The obligation of each Lender having a Revolving Loan Commitment to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.15 shall be absolute and unconditional and no such Lender shall be relieved of its obligations to make such payments by reason of non-compliance by any other Person with the terms of the Letter of Credit or for any other reason. The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders. Any overdue amounts payable to the Issuing Bank by the Lenders having Revolving Loan Commitments in respect of a draw under any Letter of Credit shall bear interest, payable on demand, at the rate on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York.

(e) The Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of the Issuing Bank, shall be binding on the Borrower as between the Borrower and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrower. The obligation of the Borrower to reimburse the Lenders for Advances made to reimburse the Issuing Bank for draws under the Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of any Loan Document;

(ii) any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv) the existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting) or any Lender (other than the defense of payment to such Lender in accordance with the terms of this Agreement) or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction;

(v) any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, provided that the same shall not have resulted from gross negligence or willful misconduct of the Issuing Bank;

(vi) the insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii) any breach of any agreement between the Borrower and any beneficiary or transferee of any Letter of Credit, provided that the same shall not have resulted from the gross negligence or willful misconduct of the Issuing Bank;

(viii) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit, provided that the same shall not have resulted from the gross negligence or willful misconduct of the Issuing Bank;

(ix) any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code, provided that the same shall not have resulted from the gross negligence or willful misconduct of the Issuing Bank;

(x) any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank, provided that the same shall not have resulted from the gross negligence or willful misconduct of the Issuing Bank;

(xi) any other circumstances arising from causes beyond the control of the Issuing Bank;

(xii) payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate (which is not substantially in conformity with a form of certificate attached to the Letter of Credit) which does not comply with the terms of such Letter of Credit, provided that the same shall not have resulted from gross negligence or willful misconduct of the Issuing Bank; and

(xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that the same shall not have resulted from the result of gross negligence or willful misconduct of the Issuing Bank or any other Lender.

(f) If any change in Applicable Law, any change in the interpretation or administration thereof, or any change in compliance with Applicable Law by the Issuing Bank or any Lender having a Revolving Loan Commitment as a result of any official request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (i) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital adequacy, assessment or other requirements or conditions against Letters of Credit issued by the Issuing Bank or against participations by any other Lender in the Letters of Credit or (ii) impose on the Issuing Bank or any other Lender any other condition regarding any Letter of Credit or any participation therein, and the result of any of the foregoing in the reasonable determination of the Issuing Bank or such Lender, as the case may be, is to increase the cost to the Issuing Bank or such Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining any participation therein, as the case may be, by an amount (which amount shall be reasonably determined) deemed by the Issuing Bank or such Lender to be material, and the designation of a different lending office will not avoid the need for additional compensation (without creating other unreimbursed costs or disadvantage to such Lender), then, on request by the Issuing Bank or such Lender, the Borrower shall pay, within ten (10) days after demand, the Issuing Bank or such Lender, as the case may be, such additional amount or amounts as the Issuing Bank or such Lender, as the case may be, so determines will compensate it on an after-tax basis for such increased costs. A certificate of the Issuing Bank or such Lender setting forth the amount, and in reasonable detail the basis for the Issuing Bank or such Lender’s determination of such amount, to be paid to the Issuing Bank or such Lender by the Borrower as a result of any event referred to in this paragraph shall, absent manifest error, be prima facie evidence of such amount.

(g) Each Lender having a Revolving Loan Commitment shall be responsible for its pro rata share (based on such Lender’s respective Revolving Loan Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable legal fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrower’s or any guarantor’s obligations to reimburse or otherwise. In the event the Borrower shall fail to pay such expenses of the Issuing Bank within ten (10) days after demand for payment by the Issuing Bank, each Lender having a Revolving Loan Commitment shall thereupon pay to the Issuing Bank its pro rata share (based on such Lender’s respective Revolving Loan Commitment Ratio) of such expenses within five (5) days from the date of the Issuing Bank’s notice to the Lenders having a Revolving Loan Commitment of the Borrower’s failure to pay; provided, however, that if the Borrower or any guarantor shall thereafter pay such expense, the Issuing Bank will repay to each Lender having a Revolving Loan Commitment the amounts received from such Lender hereunder.

(h) The Borrower agrees that each Advance by the Lenders having Revolving Loan Commitments to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, be deemed to be an Advance under the Revolving Loan Commitments to the Borrower and shall be payable and bear interest in accordance with all other Revolving Loans to the Borrower.

(i) The Borrower will indemnify and hold harmless the Administrative Agent, the Issuing Bank and each Lender and each of the foregoing Person’s respective employees, representatives, officers and directors from and against any and all claims, liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees but excluding taxes) which may be imposed on, incurred by or asserted against the Administrative Agent, the Issuing Bank or any such other Lender in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrower shall not be liable to the Administrative Agent, the Issuing Bank or any such Lender for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Person seeking indemnification as determined by a non appealable judicial order. This Section 2.15(i) shall survive termination of this Agreement.

(j) For the purposes of Sections 5.11, 8.2, 9.8, 9.12, 11.2, 11.3, 11.4, 11.16 and 11.18 of the Loan Agreement, the Issuing Bank shall be deemed to be a Lender hereunder and shall have all the rights and benefits of a Lender thereunder.

(k) On the fifth (5th) Business Day preceding the stated Revolving Loan Maturity Date, the Borrower shall deposit in a Letter of Credit Reserve Account with the Administrative Agent, as cash collateral for the Obligations, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Initial Advance. The effectiveness of this Agreement and the obligation of the Lenders to undertake the Revolving Loan Commitment, the Term Loan A Commitment and the Term Loan B Commitment and to make the initial Advance hereunder are subject to the prior or contemporaneous fulfillment of each of the following conditions

(a) The Administrative Agent and the Lenders shall have received each of the following:

(i) this Agreement duly executed;

(ii) duly executed Borrower Pledge Agreement;

(iii) duly executed Borrower Security Agreement;

(iv) duly executed Guaranties;

(v) duly executed Guarantor Security Agreement;

(vi) duly executed Guarantor Pledge Agreement;

(vii) duly executed Mortgages for all Real Property set forth on Schedule 4;

(viii) duly executed copy of landlord waivers in form and substance satisfactory to the Administrative Agent as may be required by Section 7.12;

(ix) duly executed control agreements with respect to investment accounts, securities accounts and deposit accounts to the extent required by Section 7.16 hereof (in form and substance reasonably satisfactory to the Administrative Agent);

(x) duly executed copy of that certain fee letter by and between the Borrower and the Administrative Agent;

(xi) loan certificate of the Borrower dated as of the Agreement Date, in substantially the form attached hereto as Exhibit I, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with the following items (A) a true, complete and correct copy of the certificate of formation and operating agreement of the Borrower as in effect on the Agreement Date, (B) certificates of good standing for the Borrower issued by the Secretary of State or similar state official for the state of formation of the Borrower and for each state in which the failure by the Borrower to qualify to do business could reasonably be expected to have a Materially Adverse Effect, (C) a true, complete and correct copy of the corporate resolutions of the Borrower authorizing the Borrower to execute, deliver and perform this Agreement and the other Loan Documents, and (D) a true, complete and correct copy of any agreements or voting trust agreements in effect with respect to the Ownership Interests of the Borrower;

(xii) legal opinion of Alston & Bird LLP, counsel to the Borrower, addressed to each Lender and the Administrative Agent and dated as of the Agreement Date in form and substance satisfactory to the Administrative Agent and the Lenders;

(xiii) legal opinion of local counsel to the Borrower in the States of Virginia and South Carolina, addressed to each Lender and the Administrative Agent and dated as of the Agreement Date in form and substance satisfactory to the Administrative Agent and the Lenders

(xiv) duly executed Certificate of Financial Condition, in substantially the form attached hereto as Exhibit B, for the Borrower and its Subsidiaries on a consolidated basis, given by a duly Authorized Signatory of the Borrower, and such other information pertaining to the capital and corporate structure of the Borrower, any Guarantor or any of its Subsidiaries as the Administrative Agent or the Lenders shall request;

(xv) copies of insurance binders or certificates covering the assets of the Borrower and its Subsidiaries and otherwise meeting the requirements of this Agreement;

(xvi) lien and judgment search results satisfactory to the Administrative Agent and the Lenders with respect to each Guarantor, the Borrower and each of the Borrower’s Subsidiaries;

(xvii) delivery to the Administrative Agent of all possessory collateral, including, without limitation, any pledged notes or pledged stock;

(xviii) delivery of a business plan of the Borrower, which plan shall be in form and substance satisfactory to the Lenders, with annual projections for at least the four (4) year period following the Agreement Date and a comprehensive cash-flow model;

(xix) unaudited financial statements of the Borrower and its Subsidiaries for the fiscal quarter period ended September 30, 2007, which shall be in form and substance satisfactory to the Administrative Agent and the Lenders; and

(xx) all other such documents as the Administrative Agent or any Lender may reasonably request.

(b) The Administrative Agent and the Lenders shall have received evidence satisfactory to them that all Necessary Authorizations, including all necessary consents to the closing of this Agreement, have been obtained or made, are in full force and effect and are not subject to any pending or, to the knowledge of the Borrower, threatened reversal or cancellation.

(c) Each of the representations and warranties in Article 4 hereof are true and correct in all material respects as of the date hereof, no Default or Event of Default then exists or is continuing.

(d) The Borrower shall have paid to the Administrative Agent on the Agreement Date, using proceeds from a Revolving Loan all fees in connection with this Agreement due and payable to the Administrative Agent and the Lenders on the Agreement Date.

(e) The Administrative Agent shall have received evidence satisfactory to it that the Borrower has received proceeds from an equity contribution in the Borrower in an aggregate gross amount of not less than $25,000,000 by US Parent.

(f) The Administrative Agent shall have received the Term Loan B Proceeds.

(g) The Administrative Agent shall have received at least five (5) Business Days prior to the Agreement Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, but not limited to, the USA PATRIOT Act.

(h) The Administrative Agent shall have received a pay off letter from Wells Fargo Foothill, Inc. in form and substance satisfactory to the Administrative Agent, providing that, upon repayment, all Indebtedness of the Borrower owed to Wells Fargo Foothill, Inc. pursuant to the WFF Loan Agreement by the Borrower and its Subsidiaries, if any, shall be released from any liability in respect of such Indebtedness, and all Liens on the assets securing such Indebtedness shall be released pursuant to UCC-3 termination statements and other instruments as shall be suitable or appropriate in connection therewith.

Section 3.2 Conditions Precedent to Each Advance. The obligation of the Lenders to make each Advance (other than in connection with a Continuation or Conversion) is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

(a) all of the representations and warranties of the Borrower under this Agreement and the other Loan Documents (including, without limitation, all representations and warranties with respect to the Borrower’s Subsidiaries, if any), which, pursuant to Section 4.2 hereof, are made at and as of the time of such Advance (except to the extent previously fulfilled in accordance with the terms hereof and to the extent relating specifically to a specific prior date), shall be true and correct at such time in all material respects, both before and after giving effect to the application of the proceeds of such Advance, and after giving effect to any updates to information provided to the Lenders in accordance with the terms of such representations and warranties, and no Default hereunder shall then exist or be caused thereby;

(b) the Administrative Agent shall have received a duly executed Request for Advance;

(c) with respect to any Advance relating to any Acquisition or the formation of any Subsidiary which is permitted hereunder, the Administrative Agent and the Lenders shall have received such documents and instruments relating to such Acquisition or formation of a new Subsidiary as are described in Section 5.12 hereof or otherwise required herein on or before the requested funding date;

(d) no event shall have occurred and no condition shall exist which has had or could reasonably be expected to have a Materially Adverse Effect; and

(e) on the date of such Request for Advance, after giving effect to such Advance, the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Sections 7.8 and 7.9 of this Agreement.

The acceptance of proceeds of any Advance (other than a Continuation or a Conversion) shall be deemed to be a representation and warranty by the Borrower as to compliance with this Section 3.2 on the date any such Loan is made.

Section 3.3 Conditions Precedent to Issuance of Letters of Credit. The obligation of the Issuing Bank to issue each Letter of Credit hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such issuance:

(a) all of the representations and warranties of the Borrower under this Agreement, which, in accordance with Section 4.2 hereof, are made at and as of the time of the issuance of a Letter of Credit (except to the extent relating specifically to a specific date), shall be true and correct in all material respects, both before and after giving effect to the issuance of such Letter of Credit and after giving effect to any updates to information provided to the Lenders in accordance with the terms of such representations and warranties, and no Default hereunder shall then exist or be caused thereby;

(b) the Administrative Agent shall have received a duly executed Request for Issuance of Letter of Credit;

(c) no event shall have occurred and no condition shall exist which has had or could reasonably be expected to have a Materially Adverse Effect; and

(d) on the date of issuance of such Letter of Credit, after giving effect to the issuance of such Letter of Credit, the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Sections 7.8 and 7.9 of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties. The Borrower hereby agrees, represents and warrants, upon the Agreement Date and at all times thereafter as required pursuant to the terms hereof, in favor of the Administrative Agent and each Lender that:

(a) Name; Organization; Ownership; Power; Qualification. Each Credit Party is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth on Schedule 3 hereto. Each Credit Party has the requisite power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted. Each Credit Party is duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of their respective properties or the nature of their respective businesses requires such qualification or authorization, except where failure to be so qualified, in the aggregate, could not reasonably be expected to have a Materially Adverse Effect. As of the Agreement Date, the name of each Credit Party as it appears in official filings in the state of its respective organization, the type of entity of such Credit Party, organizational identification number issued by the state of organization of such Credit Party or a statement that no such number has been issued and state of organization is set forth on Schedule 3 hereto. Each Credit Party has only one state of organization.

(b) Authorization; Enforceability. The Borrower has the corporate power and has taken all necessary corporate actions to authorize the Borrower to borrow hereunder. Each Credit Party has the corporate power and has taken all necessary corporate actions to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. Each Loan Document has been duly executed and delivered by the Credit Party to which it is party and is a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

(c) Subsidiaries Authorization; Enforceability. Each Credit Parties’ Subsidiaries, and each Credit Party’s direct and indirect ownership thereof as of the Agreement Date, are as set forth on Schedule 11 attached hereto. Each Credit Party has the unrestricted right to vote the Ownership Interests of the Subsidiaries owned by such Credit Party and such Ownership Interests of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable. Each Subsidiary of any Credit Party has the power and has taken all necessary action to authorize it to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated by this Agreement and by such Loan Documents. Each of the Loan Documents to which any Subsidiary of any Credit Party is a party is a legal, valid and binding obligation of such Subsidiary enforceable against such Subsidiary in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity. Each Credit Party’s ownership interest in each of its Subsidiaries represents a direct or indirect controlling interest of such Subsidiary for purposes of directing or causing the direction of the management and policies of each such Subsidiary.

(d) Compliance with Other Loan Documents and Contemplated Transactions. Except the WFF Loan Agreement, the execution, delivery and performance, in accordance with their respective terms, by the Borrower of this Agreement and the Notes (if applicable), and by each of the Credit Parties of each of the other Loan Documents to which they are respectively party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) require any consent or approval, governmental or otherwise, not already obtained, (ii) violate any Applicable Law respecting the any Credit Party, (iii) conflict with, result in a breach of, or constitute a default under the certificate or articles of incorporation or certificate of formation or by-laws, other forms of formation documents, operating agreements or partnership agreements, as the case may be, as amended, of any Credit Party, or under any material indenture, agreement, or other instrument, to which any Credit Party is a party or by which any of them or their respective properties may be bound, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Credit Party, except for Permitted Liens.

(e) Business. The Borrower, together with its Subsidiaries, is engaged in the business of producing specialty woven fabrics, non-woven fabrics and parts made from glass, carbon, aramid and silica fibers.

(f) Necessary Authorizations. Each Credit Party has secured all Necessary Authorizations and all such Necessary Authorizations are in full force and effect. No Necessary Authorization is the subject of any pending or, to the best of the Borrower’s knowledge, threatened revocation.

(g) Compliance with Law. Each Credit Party is in compliance with all Applicable Law, except where the failure to be in compliance could not individually or in the aggregate reasonably be expected to have a Materially Adverse Effect.

(h) Title to Assets.

(i) Each Credit Party has good and legal title to, or a valid leasehold interest in, all of its personal property. None of the personal property, assets, or leasehold rights owned by any Credit Party is subject to any Liens, except for Permitted Liens. Except for financing statements evidencing Permitted Liens and except as filed in connection with the WFF Loan Agreement, no financing statement or fixture filing under the Uniform Commercial Code as in effect in any jurisdiction and no other mortgage, deed of trust or security deed which names any Credit Party as debtor or which covers or purports to cover any of the assets of any Credit Party is currently effective and on file in any state or other jurisdiction, and no Credit Party has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement or filing.

(ii) The real property listed on Schedule 4 attached hereto (collectively, the “Real Estate”) constitutes all of the real property owned, leased, subleased, used pursuant to an easement or otherwise used by the Credit Parties as of the Agreement Date. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate, all as of the Agreement Date, as described on and except as provided on Schedule 4 attached hereto. Each Credit Party has received all deeds, assignments, waivers, consents, non-disturbance and attornment or similar agreements, bills of sale and other documents and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right and title interest in and to all such Real Estate and other properties and assets. Schedule 4 further describes any Real Estate with respect to which any of the Credit Parties is a lessor or sublessor as of the Agreement Date. Except as provided on Schedule 4, none of the Real Estate belonging to any Credit Party is subject to any Liens other than Permitted Liens, and there are no facts, circumstances or conditions known to any Credit Party that may be reasonably likely to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Liens. As of the Agreement Date, no portion of the Real Estate of any Credit Party has suffered any damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its normal working condition or otherwise remedied, except to the extent that all such damage or casualties, individually or in the aggregate, could not reasonably be expected to have a Materially Adverse Effect. As of the Agreement Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

(i) Litigation. Except as set forth on Schedule 5 attached hereto, as of the Agreement Date, there is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Borrower, threatened against any Credit Party or any of their respective properties, in any court or before any arbitrator of any kind or before or by any governmental body. No action, suit, proceeding or investigation pending against any Credit Party (i) calls into question the validity of this Agreement or any other Loan Document, or (ii) individually or collectively is reasonably likely to result in any judgment or liability which if determined adversely to a Credit Party could reasonably be expected to have a Materially Adverse Effect.

(j) Taxes. All federal, state and other material tax returns of the Credit Parties required by law to be filed have been duly filed and all federal, state and other material taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by any Credit Party or imposed upon any Credit Party or any of their respective properties, income, profits or assets, which are due and payable, have been paid, except any such taxes (i) (x) the payment of which such Credit Party is diligently contesting in good faith by appropriate proceedings, (y) for which adequate reserves have been provided on the books of the Credit Party involved, and (z) as to which no Lien other than a Permitted Lien has attached or (ii) which may result from audits not yet conducted. The charges, accruals and reserves on the books of the Credit Parties in respect of taxes are, in the judgment of the Borrower, adequate.

(k) No Material Adverse Change. There has occurred no event since December 31, 2006 which has had or which could reasonably be expected to have a Materially Adverse Effect.

(l) ERISA. The Credit Parties and each of their respective Plans are in compliance with ERISA and the Code except to the extent the failure to so comply could not reasonably be expected to have a Materially Adverse Effect and no Credit Party nor any of its respective ERISA Affiliates, including its Subsidiaries, has incurred any accumulated funding deficiency with respect to any such Plan within the meaning of ERISA or the Code. Each Credit Party and each other ERISA Affiliate have complied in all material respects with all requirements of COBRA except to the extent the failure to so comply could not reasonably be expected to have a Materially Adverse Effect. No Credit Party has made any promises of retirement or other benefits to employees, except as set forth in the Plans, in written agreements with such employees, or in any Credit Party’s employee handbook and memoranda to employees. No Credit Party nor any of its respective ERISA Affiliates, including its Subsidiaries, has incurred any material liability to PBGC in connection with any such Plan (other than the payment of premiums as provided in ERISA Section 4007). The present value of “benefit liabilities” (within the meaning of Title IV of ERISA) of all Plans which are subject to Title IV of ERISA does not exceed the value of the assets of such Plans in the aggregate by more than $500,000 as of the most recent valuation date for each Plan using such Plan’s actuarial assumptions at such date. No Reportable Event (that has not been waived by PBGC) has occurred and is continuing with respect to any such Plan. To the knowledge of the Borrower, no such Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Plan or any other Plan of the Borrower or any of its Subsidiaries, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust, to the tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code, except where such tax or penalty could not reasonably be expected to have a Materially Adverse Effect. No Credit Party nor any of its ERISA Affiliates, including its Subsidiaries, is or has been obligated to make any payment to a Multiemployer Plan.

(m) Compliance with Regulations T, U and X. No Credit Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and no Credit Party owns or presently intends to acquire, any “margin security” or “margin stock” as defined in Regulations T, U and X (12 C.F.R. Parts 220, 221 and 224) of the Board of Governors of the Federal Reserve System (herein called “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X. Each Credit party has not taken, caused or authorized to be taken, and will not take any action which might cause this Agreement or any other Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Administrative Agent, the Borrower will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations, reasonably requested by the Administrative Agent. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

(n) Investment Company Act. No Credit Party is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Credit Parties of this Agreement and the Loan Documents nor the issuance of the Notes violates any provision of such Act or requires any consent, approval or authorization of, or registration with, the Securities and Exchange Commission or any other governmental or public body or authority pursuant to any provisions of such Act.

(o) Absence of Default, Etc. The Credit Parties are in compliance in all material respects with all of the provisions of their respective bylaws and/or partnership agreements and/or operating agreements, certificates or articles of incorporation and by-laws and other organizational documents, as the case may be, and no event has occurred or failed to occur (including, without limitation, any matter which could create a Default hereunder by cross-default) which has not been remedied or waived, the occurrence or non-occurrence of which constitutes a Default.

(p) Accuracy and Completeness of Information. All information, reports, prospectuses and other papers and data relating to the Credit Parties and furnished by any Credit Party to the Administrative Agent or the Lenders, taken as a whole, were, at the time furnished, true, complete and correct in all material respects to the extent necessary to give the Administrative Agent and the Lenders true and accurate knowledge of the subject matter, and all projections, consisting of a consolidated projected cash flow statement, an income statement, and a balance sheet for the Borrower and its Subsidiaries (the “Projections”) (i) disclose all material assumptions made with respect to costs, general economic conditions, and financial and market conditions formulating the Projections; (ii) are based on estimates and assumptions believed by the Borrower to be reasonable; provided, that no assurance can be given and no representation can be given, that the Projections can be achieved or realized ; and (iii) reflect, as of the date prepared, and continue to reflect, as of the date hereof, the reasonable estimate of the Borrower of the results of operations and other information projected therein for the periods covered thereby.

(q) Agreements with Affiliates. Except as set forth on Schedule 6 attached hereto, as of the Agreement Date, no Credit Party has (i) any material written agreements or binding arrangements of any kind with any Affiliate or (ii) any management or consulting agreements of any kind with any Affiliate.

(r) Priority. The Security Interest granted by the Borrower security agreement and any Guarantor security agreement executed pursuant to Section 5.12 hereof, is a valid and, upon filing of appropriate UCC financing statements, will be a perfected first priority (subject to those Permitted Liens which are senior by operation of law) security interest in the Collateral (in which a security interest could be created and perfected by filing such UCC financing statements pursuant to the UCC pursuant to applicable state law) in favor of the Administrative Agent and the Lenders, securing, in accordance with the terms of the Security

Documents, the Obligations, and the Collateral is subject to no Liens other than Permitted Liens. The Liens created by the Security Documents are enforceable as security for the Obligations in accordance with their terms with respect to the Collateral subject, as to enforcement of remedies, to the following qualifications (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors’ rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of the Borrower or any of its Subsidiaries, as the case may be) and (iii) enforcement may be limited by general principles of equity.

(s) Indebtedness. Except for the Bonds until the Term Loan Commitment Termination Date and except as described on Schedule 7 attached hereto no Credit Party has outstanding, as of the Agreement Date, and after giving effect to the initial Advances hereunder on the Agreement Date, any Indebtedness for Money Borrowed.

(t) Solvency. As of the Agreement Date and after giving effect to Advances made on the Agreement Date, and immediately following each Advance hereunder made after the Agreement Date, after giving effect thereto (i) the property of each Credit Party and its wholly-owned Subsidiaries, taken as a whole, at a fair valuation, will exceed the debt of such Persons taken as a whole; (ii) the capital of each Credit Party and its wholly-owned Subsidiaries, taken as a whole, will not be unreasonably small to conduct their business; (iii) each Credit Party and its wholly-owned Subsidiaries, taken as a whole, will not have incurred debts, or have intended to incur debts, beyond their ability to pay such debts as they mature; and (iv) the present fair salable value of the assets of each Credit Party and its wholly-owned Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay their probable liabilities (including debts) as they become absolute and matured. For purposes of this Section, “debt” means any liability on a claim, and “claim” means (A) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

(u) Patents, Trademarks, etc. Each Credit Party owns, possesses, or has the right to use all patents, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights and licenses, and rights with respect thereof, necessary to conduct its respective business as now conducted, heretofore conducted or proposed to be conducted, and, as of the Agreement Date and except as disclosed to the Administrative Agent from time to time, without known conflict with any patent, trademark, trademark rights, trade name, trade name rights, service mark, license, or copyright of any other Person, and in each case, subject to no Lien except Permitted Liens. As of the Agreement Date, all such necessary patents, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights and licenses, together with all state and/or federal application or registration numbers, as applicable are listed as of the Agreement Date on Schedule 8 attached hereto and are in full force and effect, the holder thereof is in full compliance in all material respects with all of the provisions thereof, and no such necessary asset or agreement is subject to any pending or, to the best of the Borrower’s knowledge, threatened attack or revocation.

(v) Collective Bargaining. As of the Agreement Date or as disclosed to the Administrative Agent from time to time, none of the employees of any Credit Party is a party to any collective bargaining agreement with any Credit Party and, to the knowledge of the Borrower and its officers, there are no material grievances, disputes, or controversies with any union or any other organization of the employees of any Credit Party or threats of strikes, work stoppages, or any asserted pending demands for collective bargaining by any union or other organization.

(w) Financial Statements. The Borrower has furnished or caused to be furnished to the Administrative Agent and the Lenders as of the Agreement Date, the unaudited financial statements for the Borrower and its Subsidiaries for the fiscal quarter ending September 30, 2007, all of which have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Borrower on and as at such dates and the results of operations for the periods then ended. As of the Agreement Date, the Borrower does not have any material liabilities, contingent or otherwise, other than as disclosed in the financial statements referred to in the preceding sentence or as set forth or referred to in this Agreement.

(x) Brokers. No broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the transactions hereunder, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(y) Agreements with Affiliates. Except for agreements or arrangements with Affiliates wherein a Credit Party provides services to such Affiliates for fair consideration or which are set forth on Schedule 6 attached hereto, no Credit Party has (i) any written agreements or binding arrangements of any kind with any Affiliate or (ii) any management or consulting agreements of any kind with any Affiliate.

(z) Payment of Wages. Each Credit Party is in compliance with the Fair Labor Standards Act, as amended, in all material respects, and to the knowledge of the Borrower, such Persons have paid all minimum and overtime wages required by law to be paid to their respective employees.

(aa) Environmental Protection.

(i) Except as set forth in Schedule 9 attached hereto, to the knowledge of the Borrower, no Credit Party nor any of their respective real property or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law;

(ii) No Credit Party has received any letter or request for information under Section 104 of the Comprehensive Environmental

Response, Compensation and Liability Act (42 U.S.C. § 9604) or any comparable state law.

(iii) There are no and, to the Borrower’s knowledge, have been no conditions, occurrences, or activities which could reasonably be expected to form the basis of an environmental claim against any Credit Party that, individually or in the aggregate, could reasonably be expected to have a Materially Adverse Effect;

(iv) No Credit Party, nor, to the Borrower’s knowledge, any predecessor of any Credit Party has filed any notice under any Environmental Law indicating past or present treatment of hazardous materials on any real property, and no Credit Party’s operations involves the generation, transportation, treatment, storage or disposal of hazardous waste (other than hazardous materials used in the ordinary course of business, the use of which is immaterial and not reasonably likely to materially adversely affect the real property or have a Materially Adverse Effect), as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

(v) Compliance with all current requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Materially Adverse Effect.

Notwithstanding anything in this Section 4.1(aa) to the contrary, no activity, event, release or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law which individually or in the aggregate has had or could reasonably be expected to have a Materially Adverse Effect.

Section 4.2 Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and any other Loan Document shall be deemed to be made, and shall be true and correct in all material respects, at and as of the Agreement Date, on the date of each Advance except to the extent relating specifically to the Agreement Date or another specific date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lenders and the Administrative Agent, any investigation or inquiry by any Lender or the Administrative Agent, or the making of any Advance under this Agreement.

ARTICLE 5

GENERAL COVENANTS

So long as any of the Obligations is outstanding and unpaid (except with respect to Section 5.11, other than indemnification Obligations not due and payable when all other Obligations are indefeasibly paid in full and the Commitments are terminated) or the Lenders have an obligation to fund Advances or issue Letters of Credit hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Required Lenders, or such greater number of Lenders as may be expressly provided herein, shall otherwise consent in writing

Section 5.1 Preservation of Existence and Similar Matters. Except as permitted under Section 7.4 hereof, each Credit Party will, and will cause each of its Subsidiaries to:

(a) preserve and maintain its existence,

(b) preserve and maintain its material rights, franchises, licenses and privileges in the state of its incorporation, including, without limiting the foregoing, all other Necessary Authorizations;

(c) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except for such failure to so qualify and be so authorized that could not reasonably be expected to have a Materially Adverse Effect; and

(d) shall not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Agreement Date without thirty (30) days prior written notice to the Administrative Agent.

Section 5.2 Business; Compliance with Applicable Law. Each Credit Party will, and will cause each of its Subsidiaries to, (a) engage in the business conducted as of the Agreement Date or any business related, ancillary or complementary thereto; (b) comply in all material respects with the requirements of all Applicable Law; and (c) and maintain all certifications and approvals if such failure to maintain such certifications and approvals results in a Materially Adverse Effect. No Credit Party shall permit its Subsidiaries to engage in any business other than the business conducted as of the Agreement Date by such Credit Party and any business reasonably related thereto.

Section 5.3 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted) all material properties used in their respective businesses (whether owned or held under lease), other than obsolete equipment or unused assets and from time to time make or cause to be made all commercially reasonable repairs, renewals, replacements, additions, betterments and improvements thereto.

Section 5.4 Accounting Methods and Financial Records. Each Credit Party will, and will cause each of its Subsidiaries on a consolidated basis to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made in accordance with GAAP and reflecting all transactions required to be reflected by GAAP and keep accurate and complete records of their respective material properties and assets. Each Credit Party will maintain a fiscal year ending on December 31 of each calendar year.

Section 5.5 Insurance. The Credit Parties will, and will cause each of its Subsidiaries to :

(a) Carry and maintain insurance, at its own expense, on its assets and properties and on its operations including, but not limited to, business interruption coverage, public liability, property and crime, from responsible insurance companies having a minimum A.M. Best rating of A in such amounts and against such risks as shall be customary for similar businesses. At a minimum, the Borrower must carry and maintain all risk property insurance, business interruption insurance, and comprehensive general liability insurance, each with coverage of no less than $1,000,000. The Credit Parties shall at all times maintain insurance coverage comparable to that in place on the Agreement Date, taking into account the growth of the Borrower’s and its Subsidiaries’ business and operations after the Agreement Date.

(b) Require that each insurance policy of the Borrower provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any termination of or proposed cancellation or non-renewal of such policy, and name the Administrative Agent as additional insured on all policies except worker’s compensation and as loss payee on the all risk property policy.

(c) Endorse, with respect to the insurance policies of the Borrower listed in Section 5.5(a), that the insurers shall waive all rights of subrogation against the Administrative Agent. Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of the Administrative Agent and Lenders.

(d) Provide, on the Agreement Date, and at each policy renewal of the Borrower, but not less than annually to the Administrative Agent approved certificates of insurance for each issuer or by an authorized representative of each insurer reasonably satisfactory to the Administrative Agent.

(e) In addition to the foregoing, in the event that any insurer distributes insurance proceeds, a condemnation award, or any other disbursement in connection with any of the foregoing insurance policies, the Administrative Agent is authorized to collect such distribution and, if received by the Borrower or any of its Subsidiaries, such distribution shall be paid over to the Administrative Agent. Any such distribution shall be applied to repay the Loans as and to the extent set forth in Section 2.7(h) hereof.

Section 5.6 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge all taxes, including, without limitation, withholding taxes, assessments and governmental charges or levies required to be paid by them or imposed upon them or their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien or charge upon any of their properties; except that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge other than a Permitted Lien. Each Credit Party will, and will cause each of its Subsidiaries to, timely file all information returns required by federal, state or local tax authorities.

Section 5.7 Compliance with ERISA. (a) Each Credit Party shall, and shall cause its Subsidiaries to, make all contributions to any Employee Pension Plan when such contributions are due and not incur any “accumulated funding deficiency” within the meaning of Section 412(a) of the Code, whether or not waived, and will otherwise comply with the requirements of the Code and ERISA with respect to the operation of all Plans, except to the extent that the failure to so comply could not reasonably be expected to have a Materially Adverse Effect.

(b) Each Credit Party shall, and shall cause its Subsidiaries to, comply in all respects with the requirements of COBRA with respect to any Plans subject to the requirements thereof, except to the extent that the failure to so comply could not reasonably be expected to have a Materially Adverse Effect.

(c) Each Credit Party shall furnish to the Administrative Agent (i) within 30 days after any officer of any Credit Party obtains knowledge that a “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan of the Borrower or its ERISA Affiliates, including its Subsidiaries, except to the extent that such prohibited transaction could not reasonably be expected to have a Materially Adverse Effect, that any Reportable Event has occurred with respect to any Employee Pension Plan (except to the extent that such Reportable Event could not reasonably be expected to have a Materially Adverse Effect) or that PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any Employee Pension Plan or to appoint a trustee to administer any Employee Pension Plan, a statement setting forth the details as to such prohibited transaction, Reportable Event or termination or appointment proceedings and the action which it (or any other Employee Pension Plan sponsor if other than the Borrower) proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to PBGC if a copy of such notice is available to any Credit Party or any of its ERISA Affiliates, (ii) promptly after receipt thereof, a copy of any notice any Credit Party or any of its ERISA Affiliates or the sponsor of any Plan receives from PBGC, or the Internal Revenue Service or the Department of Labor which sets forth or proposes any material adverse action or material adverse determination with respect to such Plan, (iii) promptly after the filing thereof, any annual report required to be filed pursuant to ERISA in connection with each Employee Pension Plan maintained by the Borrower or any of its ERISA Affiliates, including the Subsidiaries, and (iv) promptly upon the Administrative Agent’s request therefor, such additional information concerning any such Plan as may be reasonably requested by the Administrative Agent.

(d) The Credit Parties will promptly notify the Administrative Agent of any excise taxes which have been assessed or which any Credit Party or any of its ERISA Affiliates has reason to believe may be assessed against any Credit Party or any of its ERISA Affiliates by the Internal Revenue Service or the Department of Labor with respect to any Plan of the Borrower or its ERISA Affiliates, including its Subsidiaries, except to the extent that such excise taxes could not reasonably be expected to have a Materially Adverse Effect.

(e) Each Credit Party will not, and will not permit any of its Subsidiaries or any of its ERISA Affiliates to take any of the following actions or permit any of the following events to occur if such action or event together with all other such actions or events would subject any Credit Party or any of its ERISA Affiliates to any tax, penalty, or other liabilities which could reasonably be expected to have a Materially Adverse Effect:

(i) engage in any transaction in connection with which the Borrower, any of its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

(ii) terminate any Employee Pension Plan in a manner, or take any other action, which could result in any liability of the Borrower, any of its Subsidiaries or any ERISA Affiliate to the PBGC;

(iii) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency within the meaning of Section 412(a) of the Code, whether or not waived, with respect to any Employee Pension Plan; or

(iv) permit the present value of all “benefit liabilities” (within the meaning of Title IV of ERISA) under all Plans subject to Title IV of ERISA to exceed the present value of the assets of such Plans by more than the aggregate amount of $500,000 as of the most recent valuation date for each Plan using each Plan’s actuarial assumptions at such date.

Section 5.8 Visits and Inspections. Each Credit Party will, and will cause each of its Subsidiaries, upon reasonable prior notice, to permit representatives of the Administrative Agent, and representatives of the Lenders accompanying such representatives of the Administrative Agent to (i) visit and inspect the properties of the Credit Parties, (ii) inspect and make extracts from and copies of their respective books and records, and (iii) discuss with their respective principal officers their respective businesses, assets, liabilities, financial positions, results of operations and business prospects; provided, however, that the Borrower shall only be obligated to reimburse the Administrative Agent and its representatives up to one time each calendar year for their costs and expenses relating to the forgoing, except during the continuance of an Event of Default during which time there shall be no limitation. Upon prior written notice and so long as the Borrower is afforded the opportunity to be present, the Borrower and each of its Subsidiaries will also permit representatives of the Administrative Agent and any of the Lenders to discuss with their respective accountants the Borrower’s and the Borrower’s Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations and business prospects.

Section 5.9 Reserved.

Section 5.10 Use of Proceeds.

(a) The Borrower will use the aggregate proceeds of all Advances under the Revolving Loans directly or indirectly:

(i) to repay existing Indebtedness; provided, however, that the Borrower shall not be entitled to use the proceeds of a Revolving Loan to make a partial redemption of the Bonds, unless the Bonds are being repaid and redeemed in their entirety; and

(ii) for working capital needs and other corporate purposes of the Borrower and its Subsidiaries (including, without limitation, the fees and expenses incurred in connection with the execution and delivery of this Agreement) which do not otherwise conflict with this Section 5.10 and to redeem the Bonds.

(b) The aggregate proceeds of all Advances under the Term Loans will be used to redeem the Bonds.

Section 5.11 Indemnity. Each Credit Party agrees to indemnify and hold harmless each Lender, the Administrative Agent, and each of their respective affiliates, employees, representatives, shareholders, transferees, agents, officers and directors (any of the foregoing shall be an “Indemnitee”) from and against any and all claims, liabilities, losses, damages, actions, reasonable attorneys’ fees and expenses (as such fees and expenses are incurred) and demands by any party, other than lawsuits between Lenders, including the costs of investigating and defending such claims, whether or not the Credit Party or the Person seeking indemnification is the prevailing party (a) resulting from any breach or alleged breach by any Guarantor, the Borrower or any Subsidiary of the Borrower of any representation or warranty made hereunder; or (b) otherwise arising out of (i) the Revolving Loan Commitment, the Term Loan A Commitment, the Term Loan B Commitment or the Loans or otherwise under this Agreement, any Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the use of the proceeds of Loans hereunder in any fashion by the Borrower or the performance of their respective obligations under the Loan Documents by any Guarantor, the Borrower or any of its Subsidiaries, (ii) allegations of any participation by the Lenders, the Administrative Agent, or any of them, in the affairs of any Guarantor, the Borrower or any of its Subsidiaries, or allegations that any of them has any joint liability with any Guarantor, the Borrower or any of its Subsidiaries for any reason, (iii) any claims against the Lenders, the Administrative Agent, or any of them, by any shareholder or other investor in or lender to any Guarantor, the Borrower or any Subsidiary of the Borrower, by any brokers or finders or investment advisers or investment bankers retained by any Guarantor, the Borrower or by any other third party, arising out of the Commitments or otherwise under this Agreement; unless the Person seeking indemnification hereunder is determined in such case to have acted in bad faith with gross negligence or willful misconduct, in any case, by a final, non-appealable judicial order. The obligations of the Credit Parties under this Section 5.11 are in addition to, and shall not otherwise limit, any liabilities which such Credit Party might otherwise have in connection with any warranties or similar obligations of the Credit Parties in any other Loan Document.

Section 5.12 Covenants Regarding Formation of Subsidiaries. At the time of the formation of any new Subsidiary of any Credit Party, such Credit Party will, and will cause its Subsidiaries, as appropriate, to, within thirty (30) Business Days of such formation, (a) provide to the Administrative Agent an executed supplement to the Borrower or Guarantor Security

Agreement or a duly executed Subsidiary security agreement (in form and substance reasonably satisfactory to the Administrative Agent), together with appropriate UCC-1 financing statements, executed control agreements with respect to investment accounts, securities accounts and deposit accounts to the extent required by Section 7.16 hereof (in form and substance reasonably satisfactory to the Administrative Agent), together with appropriate recording instruments, as well as an executed Subsidiary guaranty (in form and substance reasonably satisfactory to the Administrative Agent), or a supplement thereto, which shall constitute Loan Documents and except for any supplement to the Security Documents, for purposes of this Agreement, as well as a loan certificate for such new Subsidiary (in form and substance reasonably satisfactory to the Administrative Agent) and (b) pledge to the Administrative Agent all of the Ownership Interests (or other instruments or securities evidencing ownership) of such Subsidiary or Person which is acquired or formed, beneficially owned by any Credit Party, as the case may be, as additional Collateral for the Obligations to be held by the Administrative Agent in accordance with the terms of a new Pledge Agreement or a new Subsidiary pledge agreement (in form and substance reasonably satisfactory to the Administrative Agent) and execute and deliver to the Administrative Agent all such documentation for such pledge as, in the reasonable opinion of the Administrative Agent, is appropriate. Any document, agreement or instrument (other than the projections) executed or issued pursuant to this Section 5.12 shall be a “Loan Document” for purposes of this Agreement.

Section 5.13 Further Assurances.

(a) Each Credit Party will promptly cure, or cause to be cured, defects in the creation and issuance of any of the Notes and the execution and delivery of the Loan Documents (including this Agreement), resulting from any acts or failure to act by any Credit Party or any employee or officer thereof. Each Credit Party at the Borrower’s expense will promptly execute and deliver to the Administrative Agent and the Lenders, or cause to be executed and delivered to the Administrative Agent and the Lenders, all such other and further documents, agreements and instruments in compliance with or for the accomplishment of the covenants and agreements of each Credit Party in the Loan Documents, including this Agreement, or to correct any omissions in the Loan Documents, or more fully to state the obligations set out herein or in any of the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith and as may be reasonably requested.

(b) From time to time and as may be reasonably requested by the Administrative Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each schedule hereto referenced in Section 4.1 hereof, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the Agreement Date, would have been required to be set forth or described in such schedule or as an exception to such representation or that is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any schedule, such schedule shall be appropriately marked to show the changes made therein); provided that (i) no such supplement to any such schedule or representation shall amend, supplement or otherwise modify any representation previously made, or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by the Administrative Agent and Required Lenders in writing, and (ii) no supplement shall be required or permitted as to representations and warranties that relate solely to the Agreement Date.

(c) Each Credit Party acknowledges that it is not authorized to file amendments or termination statements with respect to any financing statement filed by the Administrative Agent without the prior written consent of the Administrative Agent and agrees that it will not do so without the prior written consent of the Administrative Agent, subject to the Credit Parties’ rights under Section 9-509(d)(2) of the UCC.

(d) If any assets (excluding Real Estate or improvements thereto or any interest therein and motor vehicles or other certificates of title assets) are acquired by any of any Credit Party after the Agreement Date (other than assets constituting Collateral under the Security Documents which become subject to the Lien of the Security Documents upon acquisition thereof), such Credit Party will notify the Administrative Agent thereof within forty-five (45) days of the acquisition of such assets, and, if requested by the Administrative Agent or the Required Lenders, such Credit Party will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause its Subsidiaries to take, all such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including those set forth in Section 5.12 hereof, all at the expense of the Credit Parties.

(e) Each Credit Party acknowledges and agrees that it will upon demand, reimburse the Administrative Agent for all costs, fees, and recording taxes incurred in connection with the recordation of any Mortgage.

Section 5.14 Interest Rate Hedging. The Borrower shall enter into or continue in effect one or more Interest Hedge Agreements (with weighted average initial terms of at least two (2) years) with respect to the interest obligations on not less than forty-five percent (45%) of the aggregate principal amount of the Term Loans outstanding from time to time. Such Interest Hedge Agreements shall provide interest rate protection in conformity with International Swap Dealers Association standards for a weighted average period of at least two (2) years from the date of such Interest Hedge Agreements or, if earlier, until the later to occur of the Revolving Loan Maturity Date and Term Loan A Maturity Date and may be entered into with (i) the Administrative Agent, (ii) any Lender, any Affiliate of a Lender, or (iii) a counterparty with a minimum rating of A+ from S&P and A-1 from Moody’s and who shall maintain such minimum ratings for the entire term of the Interest Hedge Agreement.

Section 5.15 Material Contracts. The Borrower and its Subsidiaries shall comply in all material respects with all contracts, the failure of which to comply could reasonably be expected to have a Materially Adverse Effect.

Section 5.16 Payment of Wages. Each Credit Party will, and will cause each of its Subsidiaries to, at all times comply in all material respects, with the material requirements of the Fair Labor Standards Act, as amended, including, without limitation, the provisions of such Act relating to the payment of minimum and overtime wages as the same may become due from time to time.

Section 5.17 Environmental Compliance and Indemnity.

(a) Each Credit Party will, and will cause each of its Subsidiaries to, comply with all Environmental Laws, including, without limitation, all Environmental Laws in jurisdictions in which any Credit Party owns or operates a facility or site, arranges for disposal or treatment of Hazardous Materials, solid waste or other wastes, accepts for transport any Hazardous Materials, solid wastes or other wastes or holds any interest in Real Property or otherwise, except where the such release or such violation could not reasonably be expected to have a Materially Adverse Effect. No Credit Party shall cause or allow the release of Hazardous Materials, solid waste or other wastes on, under or to any Real Property in which any Credit Party holds any interest or performs any of its operations, in material violation of any Environmental Law. Each Credit Party shall notify the Lenders promptly after its receipt of notice thereof, of any Environmental Claim which such Credit Party receives involving any potential or actual material liability of any Credit Party arising in connection with any noncompliance with or violation of the requirements of any Environmental Law or a material Release or threatened Release of any Hazardous Materials, solid waste or other waste into the environment occurring after the Agreement Date. Each Credit Party shall promptly notify the Lenders (i) of any material release of Hazardous Material on, under or from the Real Property in which any Credit Party holds or has held an interest, upon such Credit Party’s learning thereof by receipt of notice that any Credit Party is or may be liable to any Person as a result of such Release or that any Credit Party has been identified as potentially responsible for, or is subject to investigation by any governmental authority relating to, such Release, and (ii) of the commencement or threat or any judicial or administrative proceeding alleging a violation of any Environmental Laws occurring after the Agreement Date.

(b) If the Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Law by, or any liability arising thereunder of, any Credit Party or related to any real property owned, leased or operated by any Credit Party or real property adjacent to such Real Property, which violation or liability could reasonably be expected to have a Materially Adverse Effect, then the Credit Parties shall, upon request from the Administrative Agent, provide the Administrative Agent with such reports, certificates, engineering studies or other written material or data as the Administrative Agent may require so as to satisfy the Administrative Agent that the Credit Parties are in material compliance with all applicable Environmental Laws.

(c) Each Credit Party shall defend, indemnify and hold the Administrative Agent and the Lenders and their respective officers, directors, shareholders, employees, agents, affiliates, successors and assigns harmless from and against all costs, expenses, claims, demands, damages, penalties and liabilities of every kind or nature whatsoever incurred by them (including, without limitation, reasonable attorney fees and expenses) arising out of, resulting from or relating to (i) the noncompliance of any Credit Party or any property owned or leased by any Credit Party with any Environmental Law, or (ii) any investigatory or remedial action involving any Credit Party or any property owned or leased by any Credit Party and required by Environmental Laws or by order of any governmental authority having jurisdiction under any Environmental Laws, or (iii) any injury to any person whatsoever or damage to any property arising out of, in connection with or in any way relating to the breach of any of the environmental warranties or covenants in this Agreement or any facts or circumstances that cause any of the environmental representations or warranties contained in this

Agreement to cease to be true, or (iv) the existence, treatment, storage, Release, generation, transportation, removal, manufacture or other handling of any Hazardous Material on or affecting any property owned or leased by any Credit Party, or (v) the presence of any asbestos-containing material or underground storage tanks, whether in use or closed, under or on any property owned or leased by any Credit Party; provided, however, that the foregoing indemnity shall not apply to any such costs, expenses, claims, demands, damages, penalties or liabilities that are determined in a final non-appealable order of a court of competent jurisdiction to have arisen solely out of the gross negligence or willful misconduct of the indemnified person.

Section 5.18 Bond Repayment. Within one (1) Business Day of the Agreement Date, the Borrower will take whatever actions are necessary, including delivery of any required notices to Trustee and payment of any required amounts, to redeem the Bonds on or before the Term Loan Commitment Termination Date. On or before the Term Loan Commitment Termination Date, the Borrower shall cause the Bonds to be redeemed in their entirety.

ARTICLE 6

INFORMATION COVENANTS

So long as any of the Obligations is outstanding and unpaid (other than indemnification Obligations not due and payable when all other Obligations are indefeasibly paid in full and the Commitments are terminated) or the Lenders have an obligation to fund Advances or issue Letters of Credit hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Required Lenders shall otherwise given their prior consent in writing, the Borrower will furnish or cause to be furnished to each Lender and the Administrative Agent, at their respective offices:

Section 6.1 Quarterly Financial Statements and Information. Within forty-five (45) days after the last day of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, the balance sheets of the Borrower on a consolidated basis with its Subsidiaries as at the end of such fiscal quarters and as of the end of the preceding fiscal year, and the related statements of operations and the related statements of cash flows of the Borrower on a consolidated basis with its Subsidiaries for such fiscal quarters and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarters, which shall set forth in comparative form such figures as at the end of and for such fiscal quarters and appropriate prior period and shall be certified by the Chief Financial Officer or the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Borrower on a consolidated basis with its Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the fiscal year ended with the last day of such period, subject only to normal year-end and audit adjustments and the absence of footnotes.

Section 6.2 Annual Financial Statements and Information. Within ninety (90) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of operations for such fiscal year and for the previous fiscal year, the related audited consolidated statements of cash flow and stockholders’ equity for such fiscal year and for the previous fiscal year, which shall be accompanied by an opinion, without a going concern or similar qualification or an exception as to scope, of an independent certified public accountant of recognized national standing reasonably acceptable to the Administrative Agent.

Section 6.3 Performance Certificates. At the time the financial statements are furnished pursuant to Sections 6.1 and 6.2, a Performance Certificate executed by the Chief Financial Officer or the Borrower as to its financial performance, in substantially the form attached hereto as Exhibit D:

(a) setting forth as and at the end of such fiscal quarter or fiscal year, as the case may be, the arithmetical calculations required to establish whether or not the Borrower was in compliance with the requirements of Sections 7.8, 7.9 and 7.10 hereof;

(b) stating that no Default has occurred as at the end of such fiscal quarter or fiscal year, as the case may be, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default; and

(c) containing a list (including dollar amounts) of all Acquisitions, Investments, Restricted Payments and dispositions of assets that occurred during the fiscal quarter for which financial statements are being provided under clause (a) above, together with in each case the aggregate amounts expended since the Agreement Date for each of the foregoing.

Section 6.4 Copies of Other Reports.

(a) Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Borrower by the Borrower’s independent public accountants regarding the Borrower, including, without limitation, any management report prepared in connection with the annual audit referred to in Section 6.2.

(b) From time to time, and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of the Borrower or any of its Subsidiaries, as the Administrative Agent or any Lender may reasonably request.

(c) Annually, certificates of insurance indicating that the requirements of Section 5.5 hereof remain satisfied for such fiscal year, together with, copies of any new or replacement insurance policies obtained during such fiscal year.

(d) Prior to January 31 of each year, the annual budget for the Borrower and the Borrower’s Subsidiaries, including forecasts of the income statement, the balance sheet and a cash flow statement for such year, on a month by month basis.

(e) To the extent not otherwise provided to the Administrative Agent pursuant to the terms of this Agreement, within ten (10) Business Days after the same are sent, a copy of any financial statement, report or notice which the Borrower or any Subsidiary of the Borrower sends to any Person under or pursuant to or in connection with any contract, in each case if such statement, report or notice relates to an event that has resulted or could reasonably be expected to result in a Default, an Event of Default or a Materially Adverse Effect; and, within ten (10) Business Days after the same are received by the Borrower or any Subsidiary, copies of all notices sent to any such Person under or pursuant to or in connection with any such agreement or instrument which notice relates to an event that has resulted or could reasonably be expected to result in a Default, an Event of Default or a Materially Adverse Effect.

Section 6.5 Notice of Litigation and Other Matters. Notice specifying the nature and status of any of the following events, promptly, but in any event not later than ten (10) days after the occurrence of any of the following events becomes known to the Borrower:

(a) the commencement of all proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against any Credit Party to the extent known to the Borrower and which could reasonably be expected to have a Materially Adverse Effect;

(b) any material adverse change with respect to the business, assets, liabilities, financial position or, results of operations of any Credit Party and its Subsidiaries, taken as a whole, other than changes in the ordinary course of business which have not had and could not reasonably be expected to have a Materially Adverse Effect and other than changes in the industry in which any Credit Party operate which could not reasonably be expected to have a Materially Adverse Effect;

(c) any material adverse amendment or change to the projections or annual budget provided to the Lenders by the Borrower;

(d) (i) any Default or (ii) the occurrence or non-occurrence of any event which constitutes, or which with the passage of time or giving of notice or both would constitute an Event of Default under Section 8.1(n) hereof;

(e) the occurrence of any Reportable Event or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan of the Borrower or any of its Subsidiaries or the institution or threatened institution by PBGC of proceedings under ERISA to terminate or to partially terminate any such Employee Pension Plan or the commencement or threatened commencement of any litigation by the PBGC regarding any such Employee Pension Plan or naming it or the trustee of any such Employee Pension Plan with respect to such Employee Pension Plan or any action taken by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of the Borrower to withdraw or partially withdraw from any Employee Pension Plan or to terminate any Employee Pension Plan; or

(f) the occurrence of any event subsequent to the Agreement Date which, if such event had occurred prior to the Agreement Date, would have constituted an exception to the representation and warranty in Section 4.1(l) to this Agreement.

ARTICLE 7

NEGATIVE COVENANTS

So long as any of the Obligations is outstanding and unpaid (other than indemnification Obligations not due and payable when all other Obligations are indefeasibly paid in full and the Commitments terminated) or the Lenders have an obligation to fund Advances or issue Letters of Credit hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Required Lenders, or such greater number of Lenders as may be expressly provided herein, shall otherwise give their prior consent in writing:

Section 7.1 Indebtedness of the Borrower and its Subsidiaries. Each Credit Party shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except the Credit Parties may incur the following Indebtedness:

(a) the Obligations;

(b) Indebtedness secured by Permitted Liens;

(c) obligations under any Secured Hedge Agreement;

(d) Indebtedness of a Credit Party owing to or from any other Credit Party, so long as the corresponding debt instruments, if any, are pledged to the Administrative Agent as security for the Obligations;

(e) Capitalized Lease Obligations, Indebtedness secured by purchase money liens or unsecured, subordinated Indebtedness for Money Borrowed not to exceed in the aggregate $2,500,000;

(f) Guaranties of other Indebtedness permitted pursuant to this Agreement;

(g) Indebtedness with respect to reimbursement obligations under surety, appeal and performance bonds;

(h) until the Term Loan Commitment Termination Date, the Bonds; and

(i) any refinancing, extension, substitution or replacement of Indebtedness permitted pursuant to Section 7.1(b), (c), (e), (f) (g) or (i) hereof so long as there is no increase in the principal amount of the Indebtedness refinanced, substituted or replaced thereby.

Section 7.2 Limitation on Liens. No Credit Party shall, and shall not permit any of its Subsidiaries to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens. No Credit Party shall, and shall not permit any of its Subsidiaries to undertake, covenant or agree with any third party that it will not create, assume, incur or permit to exist any lien in the favor of the Administrative Agent or the Lenders securing the Obligations on any of its assets or properties, whether now owned or hereafter acquired except for Permitted Liens; provided, however, with respect to Liens in respect of purchase money Indebtedness and Capitalized Lease Obligations constituting “Permitted Liens” under clause (f) or (i) of “Permitted Liens”, each Credit Party may, and may permit its Subsidiaries to, undertake, covenant or agree with such Person holding the purchase money Indebtedness or Capitalized Lease Obligations that it will not create, assume, incur or permit to exist any lien in favor of the Administrative Agent or the Lenders solely to the extent of the asset or property subject to such Permitted Lien and any proceeds thereof.

Section 7.3 Amendment and Waiver. No Credit Party shall, and shall not permit any of its Subsidiaries to, enter into any amendment of, or agree to or accept or consent to any waiver of (a) any of the provisions of its articles of incorporation, charter, bylaws, partnership or operating agreement as applicable certificate of formation or any other agreement, as appropriate, including but not limited to any documents evidencing any preferred stock of the Borrower or (b) any provision of any material contract, in each such case in a manner that is material and adverse to the interest of the Lenders under this Agreement.

Section 7.4 Liquidation, Merger or Disposition of Assets.

(a) Disposition of Assets. No Credit Party shall, and shall not permit any of its Subsidiaries to, at any time sell, lease, abandon, or otherwise dispose of any assets (other than (w) leases entered into and assets disposed of in the ordinary course of business, (x) assets disposed of with a value not to exceed in the aggregate $250,000 per fiscal year, (y) assets sales or transfers among the Credit Parties, or (z) property involuntarily disposed of as a result of a casualty or condemnation).

(b) Liquidation or Merger. No Credit Party shall, and shall not permit any of its Subsidiaries to, at any time liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger, other than (i) a merger or consolidation among the Borrower and a Credit Party, provided the Borrower is the surviving corporation, or (ii) a merger between or among two or more Subsidiaries of a Credit Party or (iii) a liquidation or dissolution of any Credit Party other than the Borrower into another Credit Party.

Section 7.5 Limitation on Guaranties. No Credit Party shall, and shall not permit any of its Subsidiaries to, at any time guaranty, assume, be obligated with respect to, or permit to be outstanding any guaranty of, any obligation of any other Person other than (a) a guaranty by endorsement of negotiable instruments for collection in the ordinary course of business, or (b) guaranties of Indebtedness permitted pursuant to Section 7.1 hereof, or (c) as may be contained in any Loan Document including, without limitation, any Subsidiary guaranty, or (d) a guaranty, assumption or obligation with respect to obligations of the Subsidiaries not otherwise prohibited hereunder; or (e) guaranties of other obligations in the aggregate amount not to exceed $2,500,000 at any time.

Section 7.6 Investments and Acquisitions. No Credit Party shall, and shall not permit any of its Subsidiaries to, directly or indirectly make any Acquisition or Investment except that:

(a) the Credit Parties may, directly or through a brokerage account purchase Cash Equivalents;

(b) the Credit Parties may make (i) intercompany loans and advances permitted pursuant to Section 7.1(d) hereof and (ii) capital contributions by Credit Party in a wholly-owned Subsidiary of such Credit Party; and

(c) the Credit Parties may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the such Credit Party;

(d) any Credit Party may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) any Credit Party may make loans and advances to their respective employees so long as the aggregate principal amount thereof on a consolidated basis at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $250,000;

(f) the Borrower may enter into Secured Hedge Agreements;

(g) any Credit Party may acquire and hold non-cash consideration received in connection with an Asset Sale to the extent permitted by Section 7.4; and

(h) so long as no Default or Event of Default then exists or would be caused thereby and subject to compliance with Section 5.12 hereof, t any Credit Party may form wholly-owned Subsidiaries of such Credit Party and make Investments therein.

Section 7.7 Restricted Payments; Restricted Purchases. No Credit Party shall, and shall not permit any of its Subsidiaries to, directly or indirectly declare or make any Restricted Payment or Restricted Purchase; provided, however, that (a) so long as no Default or Event of Default then exists or would be caused thereby, on and after January 1, 2009, the Borrower shall be permitted to make Restricted Payments to US Parent in the aggregate amount of $1,000,000 and (b) any Credit Party may make Tax Distributions.

Section 7.8 Leverage Ratio. As of the end of any fiscal quarter and (b) at the time of any Advance hereunder (after giving effect to such Advance), the Borrower shall not permit its Leverage Ratio to exceed the ratios set forth below during the periods indicated.

PERIOD	LEVERAGE RATIO
Agreement Date through December 31, 2008	3.50 to 1.00

January 1, 2009 through June 30, 2009	3.25 to 1.00

July 1, 2009 through December 31, 2009	3.00 to 1.00

January 1, 2010 through June 30, 2010	2.75 to 1.00

July 1, 2010 and thereafter	2.50 to 1.00

Section 7.9 Interest Coverage Ratio.

As of the end of any fiscal quarter, the Borrower shall not permit the ratio of (i) EBITDA for the 12-month period then ended to (ii) Interest Expense for such period, to be less than the ratio set forth below opposite each such period.

PERIOD	INTEREST COVERAGE RATIO
Agreement Date through December 31, 2008	3.00 to 1.00

January 1, 2009 through June 30, 2009	3.25 to 1.00

July 1, 2009 through December 31, 2009	3.50 to 1.00

January 1, 2010 through June 30, 2010	3.75 to 1.00

July 1, 2010 and thereafter	4.00 to 1.00

Section 7.10 Capital Expenditures. Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures in an aggregate amount greater than $5,000,000 in any fiscal year. In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to this Section 7.10 in any fiscal year is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such fiscal year, fifty percent (50%) of such excess (excluding any carry over from a previous year) may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year.

Section 7.11 Affiliate Transactions. Except as specifically provided herein and to the extent not otherwise prohibited hereunder (including, without limitation, the payment of any sums permitted under Section 7.7 hereof) and as may be described on Schedule 6 attached hereto, no Credit Party shall, and shall not permit any of its Subsidiaries to, at any time engage in any transaction with an Affiliate (other than another Credit Party), or make an assignment or other transfer of any of its properties or assets to any such Affiliate, on terms less advantageous to the Credit Party than would be the case if such transaction had been effected with a non-Affiliate.

Section 7.12 Real Estate. After the Agreement Date, no Real Property or warehouse space shall be leased or used (through a consignment arrangement or otherwise) by any Credit Party on which Collateral is or may be located (a) with an aggregate value for any such location in excess of $400,000, unless such Credit Party has obtained a landlord agreement, consignee or warehouse waiver or similar form of agreement in form and substance satisfactory to Administrative Agent with respect to such location, and (b) with an aggregate value for any such location in excess of $100,000 but less than $400,000, unless such Credit Party has used commercially reasonable efforts to obtain a landlord agreement, consignee or warehouse waiver or similar form of agreement in form and substance satisfactory to Administrative Agent with respect to such location; provided, however, that notwithstanding the foregoing, the aggregate amount of Collateral at all locations not subject to a landlord agreement, consignee or warehouse waiver or similar form of agreement in form and substance satisfactory to Administrative Agent, shall at no time exceed $2,500,000. Each Credit Party shall timely and fully pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where Collateral with an aggregate value for any such location in excess of $400,000 is or may be located. To the extent permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate after the Agreement Date, and if such Real Estate and the Collateral to be located thereon has a value in excess of $400,000, such Credit Party shall, promptly after such acquisition, provide to Administrative Agent a mortgage or deed of trust granting Administrative Agent a first priority Lien (subject to Permitted Liens) on such Real Estate, together with, to the extent reasonably requested by Administrative Agent, environmental audits, mortgage title insurance commitment (in an amount not to exceed the purchase price of such real property), real property survey, local counsel opinion(s), and supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Administrative Agent, in each case, in form and substance reasonably satisfactory to Administrative Agent.

Section 7.13 ERISA Liabilities. No Credit Party shall, and shall cause each of its ERISA Affiliates not to, (i) permit the assets of any of their respective funded Plans to be less than the amount necessary to provide all accrued benefits under such Plans; provided, however, that only with respect to Plans subject to Title IV of ERISA, the present value of all “benefit liabilities” (within the meaning of Title IV of ERISA) under all such Plans shall not exceed the present value of the assets of such Plans by more than the aggregate amount of $500,000 as of the most recent valuation date for each Plan using each Plan’s actuarial assumptions at such date; (ii) permit any Plan subject to Title IV of ERISA to experience an accumulated funding deficiency within the meaning of Section 412(a) of the Code; or (iii) enter into any Multiemployer Plan.

Section 7.14 Limitation on Upstream Dividends by Subsidiaries. Except for (i) restrictions imposed by Applicable Law and the governing documents of the Subsidiaries and (ii) restrictions imposed by the Loan Documents, no Credit Party shall permit any of its Subsidiaries to enter into or agree, or otherwise become subject, to any agreement, contract or other arrangement with any Person pursuant to the terms of which (a) such Subsidiary is or would be prohibited from declaring or paying any cash dividends or distributions on any class of its Ownership Interests owned directly or indirectly by such Credit Party or from making any other distribution on account of any class of any such Ownership Interests owned directly or indirectly by the Borrower (herein referred to as “Upstream Dividends”) or (b) the declaration or payment of Upstream Dividends by a Subsidiary to a Credit Party or to another Subsidiary of a Credit Party, on an annual or cumulative basis, is or would be otherwise limited or restricted; or (c)

such Subsidiary would be prohibited from guaranteeing the Indebtedness of the Borrower or any of its Subsidiaries; or (d) such Subsidiary would be prohibited from making or repaying loans or advances to any Credit Party.

Section 7.15 Ownership of Subsidiaries. Except in connection with (a) the sale of a Subsidiary permitted under Section 7.4(a) or (b) a merger, liquidation, dissolution or consolidation permitted under Section 7.4(b), no Credit Party shall, and shall not permit its Subsidiaries to, own less than the percentage of Ownership Interests owned by such Credit Party in such Subsidiary on the Agreement Date, the date on which such Subsidiary is formed or acquired, or if such Subsidiary was formed for the purpose of an Acquisition, the date on which such Acquisition is consummated, as applicable; provided that the foregoing shall not apply with respect to any Subsidiaries which own no assets.

Section 7.16 Control Agreements. No Credit Party shall create, maintain or deposit moneys into any deposit accounts, securities accounts or investment accounts unless such Credit Party shall have delivered to the Administrative Agent control agreements with respect to such accounts on terms and conditions reasonably satisfactory to the Administrative Agent; provided that, the foregoing shall not apply to deposit accounts, securities accounts and investment accounts that (a) do not at any time have a balance in excess of $100,000 in the aggregate, (b) are “zero balance” payment accounts of a Credit Party or (c) are payroll, employee benefit plan trust (or similar) accounts; provided, further, that the Credit Parties shall be permitted to direct the disposition of funds in any deposit accounts or investment accounts and have control over any securities in a securities account and the Administrative Agent will not send instructions with respect to the disposition of such funds or entitlement orders with respect to such securities unless an Event of Default then exists.

Section 7.17 Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

ARTICLE 8

DEFAULT

Section 8.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

(a) any representation or warranty made under this Agreement shall prove incorrect or misleading in any material respect when made or deemed to be made pursuant to Section 4.2 hereof; or

(b) the Borrower shall default in the payment of (i) any interest hereunder or fees or expenses or other amounts payable to the Lenders and the Administrative Agent under any of the Loan Documents or other Obligations when due and such default shall not be cured within a period of five (5) Business Days or (ii) any principal of any Loans hereunder, when due; or

(c) the Borrower shall default in the performance or observance of any agreement or covenant contained in (i) Sections 5.1(b), (c) and (d) or Article 6 hereof and such default shall not be cured within a period of fifteen (15) days; or (ii) Sections 5.1(a), 5.5, 5.8, 5.10, or 5.13 or 5.18 or Article 7 hereof; or

(d) there shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty in any material respect contained in this Agreement not specifically referred to elsewhere in this Section 8.1 or in any of the Loan Documents (other than this Agreement) by any Credit Party or any other obligor under any Loan Document, which shall not be cured within a period of twenty (20) days from the date the Borrower receives notice from the Administrative Agent or becomes aware of such Default; or

(e) there shall be entered and remain unstayed a decree or order for relief in respect of any Credit Party under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable foreign, Federal or state bankruptcy law or other similar law, or an involuntary case or proceeding shall be commenced seeking the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of any Credit Party, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of any Credit Party, or an involuntary petition shall be filed against any Credit Party, and (i) such petition, case or proceeding shall not be diligently contested, or (ii) any such petition, case or proceeding shall continue undismissed for a period of ninety (90) consecutive days; or

(f) any Credit Party shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable foreign, Federal or state bankruptcy law or other similar law, any Credit Party shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of any Credit Party or of any substantial part of their respective properties, or any Credit Party shall fail generally to pay their respective debts as they become due or shall be adjudicated insolvent; any Credit Party shall suspend or discontinue its business; or

(g) a judgment, decree or award not covered by insurance or indemnification, where the indemnifying party has agreed to indemnify and is financially able to do so, shall be entered by any court or arbitration panel against the Borrower or any of the Borrower’s Subsidiaries for the payment of money which exceeds singly or in the aggregate with other such judgments, $2,500,000, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any of the Borrower’s Subsidiaries which, together with all other such property of the Borrower or any of the Borrower’s Subsidiaries subject to other such process, exceeds in value $2,500,000 in the aggregate, and if, within thirty (30) days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or stayed pending appeal or removed to bond, or if, after the expiration of any such stay, such judgment, warrant or process shall not have been paid or discharged or removed to bond; or

(h) there shall be at any time any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by the Borrower or any of its Subsidiaries or any ERISA Affiliate, or to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has any liabilities, or any trust created thereunder (except to the extent that the failure to so comply could not reasonably be expected to have a Materially Adverse Effect); or a trustee shall be appointed by a United States District Court to administer any such Plan; or PBGC shall institute proceedings to terminate any such Plan; or the Borrower or any of its Subsidiaries or any ERISA Affiliate shall incur any liability to PBGC in connection with the termination of any such Plan (except to the extent that such liability could not reasonably be expected to have a Materially Adverse Effect); or any Plan or trust created under any Plan of the Borrower or any of its Subsidiaries or any ERISA Affiliate shall engage in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party in interest dealing with any such Plan or trust to the tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code (except to the extent that the tax or penalty could not reasonably be expected to have a Materially Adverse Effect); or

(i) there shall occur (i) any payment default which shall continue past any cure period or notice period applicable thereto under any instrument, document or agreement relating to any Indebtedness for Money Borrowed of the any Credit Party in an aggregate principal amount exceeding $2,500,000; (ii) any other event or condition the occurrence of which would permit such acceleration of such Indebtedness, or which, as a result of a failure to comply with the terms thereof, would make such Indebtedness otherwise due and payable, and which event or condition has not been cured within any applicable cure period or waived in writing prior to any declaration of an Event of Default or acceleration of the Loans hereunder; or (iii) any material default under any Secured Hedge Agreement; or

(j) any Loan Document or any material provision thereof, shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Credit Party or by any governmental authority having jurisdiction over any Credit Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document; or

(k) any Security Document shall for any reason, fail or cease (except by reason of lapse of time) to create a valid and perfected and first-priority Lien on or Security Interest in any material portion of the Collateral purported to be covered thereby, subject only to Permitted Liens; or

(l) there shall occur any Change of Control.

Section 8.2 Remedies.

(a) If an Event of Default specified in Section 8.1 (other than an Event of Default under Section 8.1(e) or Section 8.1(f)) shall have occurred and shall be continuing, the Administrative Agent, at the request of the Required Lenders subject to Section 9.7(a) hereof, shall (i) terminate the Revolving Loan Commitment, Term Loan A Commitment and Term Loan B Commitment, (ii) declare the principal of and interest on the Loans and all other amounts owed to the Lenders and the Administrative Agent under this Agreement and any other Loan Documents to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement, the Notes or any other Loan Document to the contrary notwithstanding, and the Revolving Loan Commitment, shall thereupon forthwith terminate and/or (iii) require the Borrower to, and the Borrower shall thereupon, deposit in a Letter of Credit Reserve Account with the Administrative Agent, as cash collateral for the Obligations, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent, the Lenders having a Revolving Loan Commitment and the Issuing Bank and grants to them a security interest in, all such cash as security for the Obligation.

(b) Upon the occurrence and continuance of an Event of Default specified in Section 8.1(e) or Section 8.1(f), all principal, interest and other amounts due hereunder and under the Notes, and all other Obligations, shall thereupon and concurrently therewith automatically become due and payable and the Revolving Loan Commitment, Term Loan A Commitment and Term Loan B Commitment shall forthwith automatically terminate and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, and the Borrower shall thereupon forthwith deposit in a Letter of Credit Reserve Account with the Administrative Agent, as cash collateral for the Obligations, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, all without any action by the Administrative Agent or the Lenders or the Required Lenders or any of them and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding.

(c) Upon acceleration of the Notes, as provided in subsection (a) or (b) of this Section 8.2, above, the Administrative Agent and the Lenders shall have all of the post-default rights granted to them, or any of them, as applicable under the Loan Documents and under Applicable Law.

(d) Upon acceleration of the Obligations, as provided in subsection (a) or (b) of this Section 8.2, the Administrative Agent, upon request of the Required Lenders, shall have the right to the appointment of a receiver for the properties and assets of the Borrower and its Subsidiaries, and the Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such rights and such appointment and hereby waives any objection the Borrower or any Subsidiary may have thereto or the right to have a bond or other security posted by the Administrative Agent on behalf of the Lenders, in connection therewith. The rights of the Administrative Agent under this Section 8.2(e) shall be subject to its prior compliance with Applicable Law to the extent applicable to the exercise of such rights.

(e) The rights and remedies of the Administrative Agent and the Lenders hereunder shall be cumulative, and not exclusive.

Section 8.3 Payments Subsequent to Declaration of Event of Default. Subsequent to the acceleration of the Loans under Section 8.2 hereof, payments and prepayments under this Agreement made to the Administrative Agent and the Lenders or otherwise received by any of such Persons (from realization on Collateral for the Obligations or otherwise) shall be paid over to the Administrative Agent (if necessary) and distributed by the Administrative Agent as follows first, to the Administrative Agent’s reasonable costs and expenses, if any, incurred in connection with the collection of such payment or prepayment, including, without limitation, any reasonable costs incurred by it in connection with the sale or disposition of any Collateral for the Obligations and all amounts under Section 11.2; second, to the Lenders (other than the Term Loan B Lender) or the Administrative Agent for any fees hereunder or under any of the other Loan Documents then due and payable; third, to the Lenders (other than the Term Loan B Lender) pro rata on the basis of their respective unpaid principal amounts outstanding under the Loans (except as provided in Section 2.2(e)), to the payment of any unpaid interest which may have accrued on the Obligations; fourth, to the Lenders (other than the Term Loan B Lender) pro rata based on the unpaid principal amount of the Loans then outstanding until all Loans have been paid in full (and, for purposes of this clause, on a pro rata basis with the Loans (a) obligations under any Secured Hedge Agreement shall be paid to Secured Hedge Providers and (b) amounts shall be deposited in a Letter of Credit Reserve Account with the Administrative Agent, as cash collateral for the Obligations, in an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit); fifth, to the Lenders (including the Term Loan B Lender) pro rata on the basis of their respective unpaid amounts, to the payment of any other unpaid Obligations; and sixth, to the Borrower or as otherwise required by law.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in its portion of the Loans and in its Notes irrevocably to appoint and authorize, the Administrative Agent to take such actions as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent, nor any of its respective directors, officers, employees or agents, shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own bad faith, gross negligence or willful misconduct as determined by a final, non-appealable judicial order of a court of competent jurisdiction.

Section 9.2 Interest Holders. The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent, as the holder of all of the interests of such Lender in its portion of the Loans and in its Notes until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the

Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

Section 9.3 Consultation with Counsel. The Administrative Agent may consult with Reed Smith LLP, special counsel to the Administrative Agent, or with other legal counsel selected by it and shall not be liable for any action taken or suffered by it in good faith in consultation with the Required Lenders and in reasonable reliance on such consultations.

Section 9.4 Documents. The Administrative Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any Loan Document, or any instrument, document or communication furnished pursuant hereto or in connection herewith, and the Administrative Agent shall be entitled to assume that they are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

Section 9.5 Administrative Agent and Affiliates. With respect to the Commitments and the Loans, the Lender which is an Affiliate of the Administrative Agent shall have the same rights and powers hereunder as any other Lender and the Administrative Agent and Affiliates of the Administrative Agent may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, any of its Subsidiaries or any Affiliates of, or Persons doing business with, the Borrower, as if they were not affiliated with the Administrative Agent and without any obligation to account therefor.

Section 9.6 Responsibility of the Administrative Agent. The duties and obligations of the Administrative Agent under this Agreement are only those expressly set forth in this Agreement. The Administrative Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge, or has been notified in writing by the Borrower, of such fact, or has been notified by a Lender in writing that such Lender considers that a Default or an Event of Default has occurred and is continuing, and such Lender shall specify in detail the nature thereof in writing. The Administrative Agent shall not be liable hereunder for any action taken or omitted to be taken except for its own bad faith, gross negligence or willful misconduct as determined by a final, non-appealable judicial order of a court of competent jurisdiction. The Administrative Agent shall provide each Lender with copies of such documents received from the Borrower as such Lender may reasonably request.

Section 9.7 Action by the Administrative Agent.

(a) The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Administrative Agent shall have been instructed by the Required Lenders (or, where expressly required, all of the Lenders) to exercise or refrain from exercising such rights or to take or refrain from taking such action; provided that the Administrative Agent shall not exercise any rights under Section 8.2(a) of this Agreement without the request of the Required Lenders (or, where expressly required, all of the Lenders) unless time is of the essence, in which case, such action can be taken at the reasonable discretion of the Administrative Agent. The Administrative Agent shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its bad faith, gross negligence or willful misconduct as determined by a final, non-appealable judicial order of a court having jurisdiction over the subject matter.

(b) The Administrative Agent shall not be liable to the Lenders or to any Lender or any Guarantor or the Borrower or any of the Borrower’s Subsidiaries in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Required Lenders (or, where expressly required, all of the Lenders), and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders, except for its bad faith, gross negligence or willful misconduct as determined by a final, non-appealable judicial order of a court having jurisdiction over the subject matter. The Administrative Agent shall not be obligated to take any action which is contrary to law or which would in its reasonable opinion subject it to liability.

Section 9.8 Notice of Default or Event of Default. In the event that the Administrative Agent or any Lender shall acquire actual knowledge, or shall have been notified, of any Default or Event of Default, the Administrative Agent or such Lender shall promptly notify the Lenders (provided failure to give such notice shall not result in any liability on the part of such Lender or Administrative Agent), and the Administrative Agent shall take such action and assert such rights under this Agreement and the other Loan Documents as the Required Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Required Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement or any other Loan Documents in respect of any Default or Event of Default within ten (10) days after their receipt of the notice of any Default or Event of Default from the Administrative Agent or any Lender, or shall request inconsistent action with respect to such Default or Event of Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 8 hereof) as it deems in its discretion to be advisable for the protection of the Lenders, except that, if the Required Lenders have instructed the Administrative Agent not to take such action or assert such right, in no event shall the Administrative Agent act contrary to such instructions unless time is of the essence, in which case, the Administrative Agent may act in accordance with its reasonable discretion.

Section 9.9 Responsibility Disclaimed. The Administrative Agent shall not be under any liability or responsibility whatsoever in its capacity as Administrative Agent:

(a) to the Borrower or any other Person as a consequence of any failure or delay in performance by or any breach by, any Lender or Lenders of any of its or their obligations under this Agreement;

(b) to any Lender or Lenders, as a consequence of any failure or delay in performance by, or any breach by, (i) the Borrower of any of its obligations under this Agreement or any other Loan Document, or (ii) any Guarantor, any Subsidiary of the Borrower or any other obligor under any other Loan Document;

(c) to any Lender or Lenders, for any statements, representations or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability or sufficiency of this Agreement, any Loan Document, or any other document contemplated by this Agreement; or

(d) to any Person for any act or omission other than that arising from its bad faith, gross negligence or willful misconduct of the Administrative Agent as determined by a final, non-appealable judicial order of a court of competent jurisdiction.

Section 9.10 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) pro rata according to their respective Commitment Ratios at the time that any such actions referred to in this Section 9.10 arise, from and against any and all liabilities, obligations, losses (other than the loss of principal and interest hereunder in the event of a bankruptcy or out-of-court `work-out’ of the Loans), damages, penalties, actions, judgments, suits, costs, expenses (including fees and expenses of experts, agents, consultants and counsel), or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, its shareholders, officers, directors, employees, agents and assigns, in its capacity as such and in any way relating to or arising out of this Agreement, any other Loan Document, or any other document contemplated by this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement, except that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent as determined by a final, non-appealable judicial order of a court having jurisdiction over the subject matter.

Section 9.11 Credit Decision. Each Lender agrees with each other, the Administrative Agent and any other agents hereunder that:

(a) in making its decision to enter into this Agreement and to make its portion of the Loans it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower and that it has made an independent credit judgment, and that it has not relied upon the Administrative Agent or information provided by the Administrative Agent (other than information provided to the Administrative Agent by the Borrower and forwarded by the Administrative Agent to the Lenders); and

(b) So long as any portion of the Loans remains outstanding or such Lender has an obligation to make its portion of Advances hereunder, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower.

Section 9.12 Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor

Administrative Agent which appointment shall, prior to a Default, be subject to the consent of the Borrower, acting reasonably. If (a) no successor Administrative Agent shall have been so appointed by the Required Lenders or (b) if appointed, no successor Administrative Agent shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gave notice of resignation or the Required Lenders removed the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be any Lender or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000 and which shall be reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. In the event that the Administrative Agent or any of its respective affiliates ceases to be a Lender hereunder, such Person shall resign its agency hereunder.

Section 9.13 Delegation of Duties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys selected by it using reasonable care, and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

Section 9.14 Security Documents. The Administrative Agent is hereby authorized to act on behalf of the Lenders, in its own capacity and through other agents and sub-agents appointed by it, under the Security Documents; provided, however, that the Administrative Agent shall not agree to the release of any Collateral, or any property encumbered by any mortgage, pledge or security interest, except in compliance with Section 11.12 hereof.

Section 9.15 Collateral Actions. Each of the parties hereto acknowledges and agrees that all provisions herein and under any Security Document relating to rights and remedies under any Security Document shall be exercised only upon the direction of the Required Lenders (except as expressly set forth in Section 9.7 hereof), and that the provisions of this Section 9.15 may not be amended except with the consent of the Required Lenders (or, where expressly required, all the Lenders).

ARTICLE 10

CHANGE IN CIRCUMSTANCES AFFECTING ADVANCES

Section 10.1 LIBOR Basis Determination Inadequate or Unfair. If with respect to any proposed LIBOR Advance for any Interest Period, the Administrative Agent determines after consultation with the Lenders that deposits in dollars (in the applicable amount) are not being offered to each of the Lenders in the relevant market for such Interest Period, the

Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligations of any affected Lender to make its portion of such LIBOR Advances shall be suspended.

Section 10.2 Illegality. If after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Agreement Date), or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain or fund its portion of LIBOR Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 10.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2 hereof, the Borrower shall repay in full the then outstanding principal amount of such Lender’s portion of each affected LIBOR Advance, together with accrued interest thereon, on either (a) the last day of the then current Interest Period applicable to such affected LIBOR Advances if such Lender may lawfully continue to maintain and fund its portion of such LIBOR Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain its portion of such affected LIBOR Advances to such day. Concurrently with repaying such portion of each affected LIBOR Advance, the Borrower may borrow a Base Rate Advance from such Lender, whether or not it would have been entitled to effect such borrowing and such Lender shall make such Advance, if so requested, in an amount such that the outstanding principal amount of the affected Loan held by such Lender shall equal the outstanding principal amount of such Loan or Loans immediately prior to such repayment. The obligation of such Lender to make LIBOR Advances is suspended only until such time as it is once more possible and legal for such Lender to fund and maintain LIBOR Advances.

Section 10.3 Increased Costs.

(a) Without duplication with respect to costs addressed under Section 2.12 hereof, if after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Agreement Date), or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender to any tax (other than Excluded Taxes), duty or other charge with respect to its obligation to make its portion of LIBOR Advances, or its portion of existing Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its portion of LIBOR Advances or in respect of any other amounts due under this

Agreement, in respect of its portion of LIBOR Advances or its obligation to make its portion of LIBOR Advances (except for changes in the rate or method of calculation of tax on the revenues or net income of such Lender); or

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable LIBOR Reserve Percentage), special deposit, capital adequacy, assessment or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by, any Lender or shall impose on any Lender or the London interbank borrowing market any other condition affecting its obligation to make its portion of such LIBOR Advances or its portion of existing Advances;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any of its portion of LIBOR Advances, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note (if any) with respect thereto, then, within thirty (30) days after demand by such Lender, the Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 10.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole reasonable judgment of such Lender made in good faith, be otherwise disadvantageous to such Lender.

(b) Any Lender claiming compensation under this Section 10.3 shall provide the Borrower with a written certificate setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor in reasonable detail. Such certificate shall be prima facie evidence of such amount absent manifest error. Notwithstanding the foregoing, the Borrower shall only be obligated to compensate such Lender for any amount under this subsection arising or occurring during (i) in the case of each such request for compensation, any time or period commencing not more than ninety (90) days prior to the date on which such Lender submits such request and (ii) any other time or period during which, because of the unannounced retroactive application of such law, regulation, interpretation, request or directive, such Lender could not have known that the resulting reduction in return might arise. In determining such amount, such Lender may use any reasonable averaging and attribution methods. If any Lender demands compensation under this Section 10.3, the Borrower may at any time, upon at least five (5) Business Days’ prior notice to such Lender, prepay in full such Lender’s portion of the then outstanding LIBOR Advances, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.10 hereof, and this Section 10.3 Concurrently with prepaying such portion of LIBOR Advances the Borrower may, whether or not then entitled to make such borrowing, borrow a Base Rate Advance, or a LIBOR Advance not so affected, from such Lender, and such Lender shall, if so requested, make such Advance in an amount such that the outstanding principal amount of the affected Loan or Loans held by such Lender shall equal the outstanding principal amount of such Loan or Loans immediately prior to such prepayment.

Section 10.4 Effect On Other Advances. If notice has been given pursuant to Section 10.1, 10.2 or 10.3 suspending the obligation of any Lender to make its portion of any type of LIBOR Advance, or requiring such Lender’s portion of LIBOR Advances to be repaid or prepaid, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all amounts which would otherwise be made by such Lender as its portion of LIBOR Advances shall, unless otherwise notified by the Borrower, be made instead as Base Rate Advances.

Section 10.5 Claims for Increased Costs and Taxes. In the event that any Lender (i) shall decline to make LIBOR Advances pursuant to Sections 10.1 and 10.2 hereof, (ii) shall constitute a Defaulting Lender hereunder, (iii) shall have notified the Borrower that it is entitled to claim compensation pursuant to Section 10.3, 2.9, 2.10 or 2.12 hereof or is unable to complete the form required or subject to withholding as provided in Section 2.13 hereof, or (iv) shall fail to consent to any proposed waiver or amendment to any of the provisions of this Agreement or any other Loan Document as contemplated by Section 11.12 hereof; provided that the consent of the Required Lenders is obtained and such Lender’s consent is required (each such lender being an “Affected Lender”), the Borrower at its own cost and expense may designate a replacement lender (a “Replacement Lender”) to assume the Commitment and the obligations of any such Affected Lender hereunder, and to purchase the outstanding Loans of such Affected Lender and such Affected Lender’s rights hereunder and with respect thereto, and within ten (10) Business Days of such designation the Affected Lender shall (a) sell to such Replacement Lender, without recourse upon, warranty by or expense to such Affected Lender, by way of an Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto, for a purchase price equal to (unless such Lender agrees to a lesser amount) the outstanding principal amount of the Loans of such Affected Lender, plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Lender hereunder, including without limitation, payment by the Borrower of any amount which would be payable to such Affected Lender pursuant to Section 2.9 hereof, and (b) assign the Commitment of such Affected Lender and upon such assumption and purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of the Commitment).

ARTICLE 11

MISCELLANEOUS

Section 11.1 Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications under this Agreement and the other Loan Documents (unless otherwise specifically stated therein) shall be in writing and shall be deemed to have been given three (3) Business Days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) Business Day after being entrusted to a reputable commercial overnight delivery service for next day delivery, or when sent on a Business Day prior to

5:00 p.m. (New York time) by telecopy addressed to the party to which such notice is directed at its address determined as provided in this Section 11.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)	If to the Borrower, to it at:

BGF Industries, Inc.

3802 Robert Porcher Way

Greensboro, NC 27410

Attn: Philippe Dorier, Chief Financial Officer

Telecopy: 336-545-7715

with a copy to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Attn: Rick Blumen, Esquire

Telecopy: 404-253-8366

(ii)	If to the Administrative Agent, to it at:

Natixis, New York Branch

1251 Avenue of the Americas

34th Floor New York, NY 10020

Attn: Pieter J. van Tulder

Telecopy: 212-872-5163

with a copy to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Attn: David M. Grimes, Esquire

        Scott M. Esterbrook, Esquire

Telecopy: 212-521-5450

(iii)	If to the Lenders, to them at the addresses set forth on Schedule 10 hereto.

The failure to provide copies shall not affect the validity of the notice given to the primary recipient.

(b) Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving five (5) days’ written notice of such change to the other parties.

(c) For purposes of this Agreement, delivery of any notice or information required to be provided by the Borrower to the Lenders pursuant to Article 6 hereof may, at the Borrower’s option, also be made by the posting of any required documents, reports, certificates, or other information to the Intralinks system or any other electronic distribution system to which all Lenders have access; and provided that all Lenders are notified in writing (or electronically) that such posting has occurred; and provided, further, that the Borrower provides hard copies of such information to any Lender requesting hard copies thereof.

Section 11.2 Expenses. The Borrower will promptly pay, or reimburse:

(a) all reasonable out-of-pocket expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, and the transactions contemplated hereunder and thereunder and the making of the initial Advance hereunder (whether or not such Advance is made), including, but not limited to, the reasonable fees and disbursements of Reed Smith LLP, special counsel for the Administrative Agent;

(b) all reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent) of the Administrative Agent in connection with the restructuring and “work out” of the transactions contemplated herein or the preparation, negotiation, execution and delivery of any waiver, amendments, or consent by the Administrative Agent and Lenders, or any of them, relating to this Agreement or the other Loan Documents whether or not executed, including, but not limited to the reasonable fees and disbursements of any experts, agents or consultants and of counsel for the Administrative Agent; and

(c) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders of enforcement under this Agreement or the other Loan Documents and all reasonable out-of-pocket costs and expenses of collection if an Event of Default occurs in the payment of the Notes, which in each case shall include reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Lenders.

Section 11.3 Waivers. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent, the Required Lenders, or the Lenders, or any of them, in exercising any right, shall operate as a waiver of such right. The Administrative Agent and the Lenders expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any future funding of a Request for Advance. In the event the Lenders decide to fund a Request for Advance at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further Request for Advance or preclude the Lenders or the Administrative Agent from exercising any rights available under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Administrative Agent, the Lenders, or the Required Lenders, shall not constitute a modification of this Agreement or any other Loan Document, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing at variance with the terms of this Agreement or any other Loan Document such as to require further notice of their intent to require strict adherence to the terms of this Agreement or any other Loan Document in the future.

Section 11.4 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent and each of the Lenders are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Indebtedness at any time held or owing by any Lender or Administrative Agent, to or for the credit or the account of the Borrower or any of its Subsidiaries, against and on account of the obligations and liabilities of the Borrower to the Lenders and the Administrative Agent, including, but not limited to, all Obligations and any other claims of any nature or description arising out of or connected with this Agreement, the Notes or any other Loan Document, irrespective of whether (a) any Lender or Administrative Agent shall have made any demand hereunder or (b) any Lender or Administrative Agent shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although such obligations and liabilities or any of them shall be contingent or unmatured. Upon direction by the Administrative Agent with the consent of all of the Lenders each Lender holding deposits of the Borrower or any of its Subsidiaries shall exercise its set-off rights as so directed.

Section 11.5 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or part of its portion of the Revolving Loan Commitment and/or the Term Loan A Commitment and the Loans at the time owing to it); provided that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Revolving Loan Commitment and/or the Term Loan A Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of its portion of the Revolving Loan Commitment and/or the Term Loan A Commitment (which for this purpose includes Loans outstanding thereunder) or, if none of the Revolving Loan Commitment and/or the Term Loan A Commitment is then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Loan Commitment, Term Loan A Commitment or Term Loan A, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed);

(ii) no assignment shall be sold without the prior consent of the Administrative Agent and prior to the occurrence and continuation of an Event of Default, the consent of the Borrower, which consents shall not be unreasonably withheld or delayed;

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the portion of the Revolving Loan Commitment and/or the Term Loan A Commitment and on a pro rate basis as between the Revolving Loan Commitment and the Term Loan A Commitment;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement in the form of Exhibit A attached hereto, with such assignment becoming effective upon written acknowledgement and acceptance by the Administrative Agent, together with an administrative fee of $3,500 to be paid by the assigning Lender, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) each Lender agrees to provide the Administrative Agent and the Borrower with prompt written notice of any assignments of its interests hereunder;

(vi) without limiting the foregoing conditions of assignment, no such assignment may be made to (A) any bank or other financial institution (excluding funds) unless (1) such bank or other financial institution either (x) has a minimum capital and surplus of $500,000,000, or (y) is “adequately capitalized” (as such term is defined in 12 USCA Section 1831(b)(1)(B) as in effect on the Agreement Date) and (2) a receiver or conservator (including, without limitation, the Federal Deposit Insurance Corporation, the Resolution Trust Company or the Office of Thrift Supervision) has not been appointed with respect to such bank or other financial institution, (B)

any fund unless such fund either (1) invests in commercial loans or (2) has total assets in excess of $125,000,000, or (C) any other Person unless such Person either (1) is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) or (2) has total assets in excess of $100,000,000;

(vii) each assignee shall provide to the Administrative Agent on or prior to the effective date of any assignment an appropriate Internal Revenue Service form as required by Applicable Law supporting such Lender’s or assignee’s position that no withholding by the Borrower or the Administrative Agent for U.S. income tax payable by such Lender or assignee in respect of amounts received by it hereunder is required. For purposes of this Agreement, an appropriate Internal Revenue Service form shall mean Form W-9, Form W-8BEN or Form W-ECI, or any successor or related forms adopted by the relevant U.S. taxing authorities; and

(viii) after giving effect to such assignment, the assigning Lender shall hold a portion of Revolving Loan Commitment, Term Loan A Commitment and Loans outstanding in an aggregate amount no less than $5,000,000, unless otherwise agreed to by the Borrower and the Administrative Agent or unless such assignment constitutes all of such Lender’s Revolving Loan Commitment, Term Loan A Commitment and Loans hereunder.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.12, 2.13 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall result in the assigning Lender remaining a Lender for all purposes hereunder.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the portion of the Revolving Loan Commitment and/or the Term Loan A Commitment held by, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender (other than the Term Loan B Lender) may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person that is an Eligible Assignee (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a part of its portion of the Revolving Loan Commitment, the Term Loan A Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the right to approve or disapprove decreases in the interest rate, increases in the principal amount of the Loans participated in by such Participant, decreases in fees, extensions of the Revolving Loan Maturity Date or the Term Loan A Maturity Date participated in by such Participant, as applicable, or other dates of the scheduled principal repayments of Term Loan A set forth in Section 2.7(a) hereof and releases of material Collateral or material guaranties that affects such Participant. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to Sections 2.10, 2.12, 2.13 and 10.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section.

(e) A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.12 and 10.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) The provisions of this Section 11.5 shall not apply to any purchase of participations among the Lenders pursuant to Section 2.10 hereof.

(h) A Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient agrees in writing to be bound by the provision of Section 11.18. In addition, the Administrative Agent may furnish any information concerning the Borrower or any of its Affiliates in the Administrative Agent’s possession to any Affiliate of Administrative Agent, subject, however, to the provisions of Section 11.18.

Section 11.6 Accounting Principles. All references in this Agreement to GAAP shall be to such principles as in effect from time to time. All accounting terms used herein without definition shall be used as defined under GAAP. All references to the financial statements of the Borrower and to its Total Debt and other such terms shall be deemed to refer to such items of the Borrower and its Subsidiaries, if any, on a fully consolidated basis.

Section 11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts (including by facsimile or electronic transmission) shall together constitute but one and the same instrument.

Section 11.8 Governing Law. This Agreement and the Notes (if any) shall be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed in New York. If any action or proceeding shall be brought by the Administrative Agent or any Lender hereunder or under any other Loan Document in order to enforce any right or remedy under this Agreement or under any Note or any other Loan Document, the Borrower hereby consents to the non-exclusive jurisdiction, and the Borrower will cause each Subsidiary to, submit to the jurisdiction of any New York state court of competent jurisdiction sitting in the County of New York or any U.S. federal court of competent jurisdiction sitting within the area comprising the Southern District of New York. The Borrower, for itself and on behalf of its Subsidiaries, hereby agrees that, to the extent permitted by Applicable Law, service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to the offices of the Borrower at the address given in Section 11.1 hereof and that personal service of process shall not be required. Nothing herein shall be construed to prohibit service of process by any other method permitted by law, or the bringing of any suit, action or proceeding in any other jurisdiction. The Borrower agrees that final judgment in such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.10 Interest.

(a) In no event shall the amount of interest due or payable hereunder or under any Notes exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by the Administrative Agent or any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Administrative Agent or such Lender, in writing, that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Administrative Agent and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.

(b) Notwithstanding the use by the Lenders of the Base Rate and the LIBOR as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates related to such reference rates.

Section 11.11 Table of Contents and Headings. The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.

Section 11.12 Amendment and Waiver. Neither this Agreement nor any Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof or thereof be waived orally but only by an instrument in writing signed by or at the direction of:

(a) except as set forth in (b), (c) and (d) below, the Required Lenders and, in the case of any amendment, by the Borrower;

(b) except with respect to amendments affecting Term Loan B Lender, either in its capacity as Term Loan B Lender or an Eligible Assignee (which shall be governed by Section 11.12(c)), with respect to (i) any increase in the amount of any Lender’s portion of the Commitments or Commitment Ratios, (ii) any reduction (without a corresponding payment) or postponement of the repayments of the principal amount of the Loans to any Lender provided in Section 2.7(a) hereof, (iii) any reduction or postponement in interest or fees due hereunder or the payment thereof to any Lender without a corresponding payment of such interest or fee amount by the Borrower, (iv) any release of any material portion of the Collateral for the Loans, except in connection with a sale or other disposition of assets permitted hereunder (in which case such release shall require no further action by the Lenders) as otherwise provided in Section 7.4 hereof, (v) any waiver of any Default due to the failure by the Borrower to pay any sum due to any of the Lenders hereunder, (vi) any release of any material Guarantor to a Guaranty of all or any portion of the Obligations, except in connection with a merger, sale or other disposition of such Guarantor or a merger in which such Guarantor is not the surviving entity, in each case, as permitted hereunder (in which case, such release shall require no further approval by the Lenders), (vii) any amendment to the pro rata treatment of the Lenders set forth in Section 2.11 hereof, (viii) any amendment of this Section 11.12, of the definition of Required Lenders, or of any Section herein to the extent that such Section requires action by all Lenders or the Issuing Bank, (ix) any subordination of the Loans in full to any other Indebtedness, or (x) any extension of a Maturity Date, the affected Lenders (other than Term Loan B Lender) and in the case of an amendment, the Borrower, and, if applicable, the Issuing Bank (it being understood that, for purposes of this Section 11.12(b), changes to provisions of the Loan Documents that relate only to one or more of the Revolving Loans or Term Loan A shall be deemed to “affect” only the Lenders holding such Loans);

(c) with respect to (i) any increase in the amount of Term Loan B Lender’s Term Loan B Commitment, (ii) any reduction or postponement in interest, principal or fees due hereunder or the payment thereof to Term Loan B Lender without a corresponding payment of such interest, principal or fee amount by the Borrower, (iii) any amendment to the pro rata treatment of the Lenders set forth in Section 2.11 hereof, (iv) any amendment of this Section 11.12(c); or (v) any extension of the Term Loan B Maturity Date, the Required Lenders, the Term Loan B Lender and in the case of an amendment, the Borrower (it being understood that Term Loan B Lender shall not have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document other than as provided in this Section 11.12(c));

(d) in the case of any amendment to any provision hereunder governing the rights, obligations, or liabilities of the Administrative Agent in its capacity as such, the Administrative Agent, the Required Lenders and the Borrower; and

(e) in the case of any amendment to any provision of any Loan Document consisting of a Secured Hedge Agreement such Loan Document may be amended by written consent of only the parties thereto.

Section 11.13 Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein will embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

Section 11.14 Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent and each Lender to enter into or maintain business relationships with the Borrower or any of its Affiliates beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 11.15 Directly or Indirectly. If any provision in this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 11.16 Reliance on and Survival of Various Provisions. All covenants, agreements, statements, representations and warranties made herein or in any certificate delivered pursuant hereto (i) shall be deemed to have been relied upon by the Administrative Agent and each of the Lenders notwithstanding any investigation heretofore or hereafter made by them, and (ii) shall survive the execution and delivery of the Notes and shall continue in full force and effect so long as any Note is outstanding and unpaid. Any right to indemnification hereunder, including, without limitation, rights pursuant to Sections 2.10, 5.11, 10.3 and 11.2 hereof, shall survive the termination of this Agreement and the payment and performance of all Obligations.

Section 11.17 Obligations Several. The obligations of the Administrative Agent and each of the Lenders hereunder are several, not joint.

Section 11.18 Confidentiality.

(a) The Administrative Agent, the Lenders and the Issuing Bank shall hold confidentially all non-public and proprietary information and all other information designated by the Borrower as confidential, in each case, obtained from the Borrower or its Affiliates pursuant to the requirements of this Agreement in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound lending practices; provided, however, subject to the terms and conditions of any existing confidentiality agreement or non-disclosure agreement entered into for the benefit of the Borrower, that the Administrative Agent, the Lenders and the Issuing Bank may make disclosure of any such information (a) to their examiners, Affiliates, outside auditors, counsel, consultants, appraisers, other professional advisors and any direct or indirect contractual counterparty in swap agreements or such counterparty’s professional advisor in connection with this Agreement or as reasonably required by any proposed syndicate member or any proposed transferee or participant in connection with the contemplated transfer of any Note or participation therein (including, without limitation, any pledgee referred to in Section 11.5(f) hereof), in each case, so long as any such Person (other than any examiners) receiving such information is advised of the provisions of this Section 11.18 and agrees to be bound thereby, (b) as required or requested by any governmental authority or self-regulatory body or representative thereof or in connection with the enforcement hereof or of any Loan Document or related document or (c) pursuant to legal process or with respect to any litigation between or among the Borrower and any of the Administrative Agent, the Lenders or the Issuing Bank. In no event shall the Administrative Agent, any Lender or the Issuing Bank be obligated or required to return any materials furnished to it by the Borrower. Subject to the terms and conditions of any existing confidentiality agreement or non-disclosure agreement entered into for the benefit of the Borrower, the foregoing provisions shall not apply to the Administrative Agent, any Lender or the Issuing Bank with respect to information that (i) is or becomes generally available to the public (other than through the Administrative Agent, such Lender or the Issuing Bank), (ii) is already in the possession of the Administrative Agent, such Lender or the Issuing Bank on a non-confidential basis, or (iii) comes into the possession of the Administrative Agent, such Lender or the Issuing Bank from a source other than the Borrower or its Affiliates in a manner not known to the Administrative Agent, such Lender or the Issuing Bank to involve a breach of a duty of confidentiality owing to the Borrower or its Affiliates.

(b) The Administrative Agent, the Lenders and the Issuing Bank acknowledge and agree that the terms and conditions of any confidentiality agreement or non-disclosure agreement such parties have entered into for the benefit of the Borrower shall remain in full force and effect, and Borrower shall retain all rights and remedies with respect to any such confidentiality agreement or non-disclosure agreement pursuant to the terms thereof.

(c) The Administrative Agent, the Lenders and the Issuing Bank shall not disclose in any marketing, advertising or other materials relating to business development of such parties any facts regarding (i) the identity of the Borrower, any Affiliates of

Borrower or the members, employees, officers or directors of each thereof or (ii) any terms or conditions of the Loans.

Section 11.19 No Recourse to French Parent. For the avoidance of doubt, the Obligations of the Credit Parties under the Loan Documents are without recourse or liability of any kind to the French Parent.

ARTICLE 12

WAIVER OF JURY TRIAL

Section 12.1 Waiver of Jury Trial. THE BORROWER, FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES, AND THE ADMINISTRATIVE AGENT AND THE LENDERS, HEREBY AGREE, TO THE EXTENT PERMITTED BY LAW, TO WAIVE AND HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE ANY GUARANTOR, BORROWER, ANY OF THE BORROWER’S SUBSIDIARIES, ANY OF THE LENDERS, THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, ANY OF THE NOTES OR THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS SECTION 12.1. EXCEPT AS PROHIBITED BY LAW, EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHTS IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY TO THIS AGREEMENT (i) CERTIFIES THAT NEITHER ANY REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCLOSED BY AND TO THE PARTIES AND SUCH PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

ARTICLE 13

USA PATRIOT ACT

Section 13.1 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information that will allow such Lender to identify the Borrower as required under said Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers, all as of the day and year first above written.

BORROWER	BGF INDUSTRIES, INC.,
a Delaware corporation

	By	/s/ James R. Henderson
	Name	James R. Henderson
	Title	President

LOAN AGREEMENT SIGNATURE PAGE 1

ADMINISTRATIVE AGENT AND LENDERS	NATIXIS,
as Administrative Agent and as a Lender

	By	/s/ P.J. van Tulder
	Name	P.J. van Tulder
	Title	Managing Director

	By	/s/ Nicolas Regent
	Name	Nicolas Regent
	Title	Director

LOAN AGREEMENT SIGNATURE PAGE 2

WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Lender

By	/s/ Michael L. Rogers
Name	Michael L. Rogers
Title	Senior Vice President

LOAN AGREEMENT SIGNATURE PAGE 3

CREDIT INDUSTRIEL ET COMMERCIAL,
as a Lender

By	/s/ Eric Dulot
Name	Eric Dulot
Title	Vice President

By	/s/ Nicolas Courtaigne
Name	Nicolas Courtaigne
Title	Assistant Vice President

LOAN AGREEMENT SIGNATURE PAGE 4

PORCHER INDUSTRIES SA,
as Term Loan B Lender

By	/s/ Philippe Porcher
Name	Philippe Porcher
Title	President of the Executive Board

LOAN AGREEMENT SIGNATURE PAGE 4